                                                Filed Pursuant to Rule 424(b)(1)
                                                File No. 333-86484

Prospectus

                 Ocean West Holding Corporation [corporate logo]

                         15991 Redhill Avenue, Suite 110
                            Tustin, California 92780
                                 (800) 500-6232

                             5,247,676 Common Shares
                    3,000,000 Common Stock Purchase Warrants

     Ocean West Holding Corporation is registering 281,900 Common Shares and 2,819,000 Common Stock Purchase Warrants which will be distributed by Monogenesis Corporation to its shareholders, 100 shares and 1,000 warrants for each share of stock held by its shareholders as of the date of this prospectus. Monogenesis is a closed-end investment company and a statutory underwriter. One officer of Monogenesis, P. Bradley Walker, owns shares of Monogenesis. The Walker Group, Inc., which is controlled by P. Bradley Walker, and an individual, Aldophus Dubose, are the only beneficial holders of 5% or more of Monogenesis stock. P. Bradley Walker, The Walker Group, Inc., and Aldophus Dubose are deemed to be underwriters. Ocean West will not receive any proceeds from the distribution, but will receive $6,000 from Monogenesis, $0.01 for each share and $0.001 for each warrant, to purchase the shares and warrants. Monogenesis will retain 18,100 shares of the 300,000 shares to be purchased from Ocean West. The other 281,900 shares will be distributed to shareholders of Monogenesis. It also has received 88,800 shares. It will retain 181,000 of the 3,000,000 warrants to be purchased, the remainder of which will be distributed to shareholders of Monogenesis. The shares and warrants are its compensation for making the distribution and the difference between their value and the amounts, including 88,800 shares that it received upon the exercise of warrants it received in 1999, paid to Ocean West is $220,954. No market currently exists for the shares or the warrants.


     Each warrant entitles the holder to purchase one Common Share for $1.25 for 10 months. Ocean West is registering the 3,000,000 shares which may be issued upon exercise of the warrants. Ocean West will only receive funds for warrants which are exercised. It is uncertain whether or not any warrants will be exercised.

     Ocean West is also registering 1,965,776 shares on behalf of shareholders and Monogenesis for sale from time to time. Of these shares, 106,900 are shares that Monogenesis will retain as compensation. Until the shares are quoted on the OTC Bulletin Board, the selling shareholders will offer these shares under this prospectus at the price of $1.70 per share. Ocean West will not receive any proceeds from the sale of shares by selling shareholders.



     Ocean West is and will continue to be controlled by two shareholders, Marshall Stewart and Daryl Meddings. Together they own 100% of the issued and outstanding Class B Common Shares and elect 75% of the directors. They also own 70% of the Common Shares and control all other votes.


--------------------------------------------------------------------------------

     Investing in the Common Shares or Common Stock Purchase Warrants involves risks which are described in the "Risk Factors" section beginning on page 8 of this prospectus.

--------------------------------------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                             Monogenesis Corporation

                 The date of this prospectus is August 12, 2002.

     The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery. In this prospectus, "Ocean West" refers to Ocean West Holding Corporation, a Delaware corporation and Ocean West Enterprises refers to Ocean West Enterprises, Inc. a California corporation which also does business under the name Ocean West Funding. The "Company," "we," "us," and "our" refer to both Ocean West and Ocean West Enterprises.

                                TABLE OF CONTENTS


                                                                                       PAGE
                                                                                       ----
SUMMARY..................................................................................4
         Plan of Distribution............................................................4
         The Company.....................................................................5
         Losses from Operations..........................................................6
         Formation of Ocean West.........................................................7
         Selected Financial Data.........................................................7

RISK FACTORS.............................................................................8

PLAN OF DISTRIBUTION....................................................................18

USE OF PROCEEDS.........................................................................22

CAPITALIZATION..........................................................................23

BUSINESS................................................................................24
         General........................................................................24
         HUD Loans......................................................................26
         Business Strategy..............................................................26
         Divisions......................................................................28
         Wholesale Division.............................................................29
         Product Types..................................................................30
         Quality Control................................................................32
         Underwriting...................................................................32
         Sale of Loans..................................................................34
         Mortgage Loan Servicing Rights.................................................34
         Competition....................................................................35
         Mortgage Loan Funding and Financing Arrangements...............................35
         Employees......................................................................36
         Properties.....................................................................36
         Regulation.....................................................................37
         Legal Proceedings..............................................................38

MANAGEMENT'S DISCUSSION AND ANALYSIS OFFINANCIAL CONDITION AND RESULTS OF OPERATIONS....38
         Overview.......................................................................38
         Results of Operations..........................................................40
         Liquidity and Capital Resources................................................42
         Interest Rate Risks............................................................45

MANAGEMENT..............................................................................46
         Executive Officers and Directors of Ocean West and Ocean West Enterprises......46
         Executive Compensation.........................................................48
         Compensation Committee Interlocks and Insider Participation in
                  Compensation Decisions................................................48
         Certain Relationships and Related Transactions.................................49

PRINCIPAL  AND SELLING SHAREHOLDERS.....................................................50
         Management and 5% or Greater Shareholders......................................50
         Other Selling Shareholders.....................................................52

SECURITIES..............................................................................54
         Common Shares..................................................................54
         Class B Common Shares..........................................................55
         Class D Common Shares..........................................................56
         Preferred Shares...............................................................56
         Common Stock Purchase Warrants.................................................58
         Transfer Agent, Registrar and Warrant Agent....................................58

DIVIDENDS...............................................................................58

LIABILITY AND INDEMNIFICATION OFDIRECTORS AND OFFICERS..................................59
         Limitations on Liability.......................................................59
         Indemnification................................................................60

AVAILABLE INFORMATION...................................................................60

LEGAL MATTERS...........................................................................61

EXPERTS.................................................................................61

FINANCIAL STATEMENTS....................................................................62

                                     SUMMARY

     This is a summary of information contained elsewhere in the prospectus and may not contain all of the information that is important to you. Before making any investment decision, you should read the entire prospectus including the risk factors section and the financial statements and related notes.

Plan of Distribution

     On the date of this prospectus, Monogenesis Corporation will purchase 300,000 Common Shares and 3,000,000 Common Stock Purchase Warrants from Ocean West. Monogenesis is a closed-end investment company which is distributing 281,900 of the shares and 2,819,000 of the warrants to its shareholders of record on August 12, 2002 as of the date of this prospectus. One officer of Monogenesis, P. Bradley Walker, owns shares of Monogenesis. The Walker Group, Inc., which is controlled by P. Bradley Walker, and an individual, Aldophus Dubose are the only beneficial holders of 5% or more of Monogenesis stock. P. Bradley Walker, The Walker Group, Inc., and Aldophus Dubose are deemed to be underwriters. The shares underlying the warrants are also being registered. The transaction is intended to create a public company with a substantial shareholder base without having to sell shares in a traditional initial public offering. There will be no immediate trading market and there is no assurance a trading market will ever develop.

     Ocean West is also registering 1,965,776 Common Shares held by its shareholders for resale from time to time. Until the shares are listed on the OTC Bulletin Board, the selling shareholders will offer these shares under this prospectus at a price of $1.70 per share. These shares include the 18,100 shares purchased by Monogenesis but not distributed to its shareholders and 88,800 shares which Monogenesis received upon the exercise of warrants which were issued to it by Ocean West Enterprises as compensation on November 1, 1999 and which were exchanged for warrants to purchase shares of Ocean West Holding Corporation in connection with the formation of the holding company. Monogenesis paid $7,104 to exercise the warrants on the date of this prospectus. The difference between the price paid by Monogenesis for the securities and the value of the 388,800 shares and the 3,000,000 warrants received by Monogenesis, $220,954, constitutes its compensation for effecting the distribution.

Shares to be distributed by Monogenesis..............281,900, 100 for each share of Monogenesis held

Warrants to be distributed by Monogenesis .......2,819,000, 1,000 for each share of Monogenesis held

Warrant exercise...................................$1.25 per share for 10 months

Selling shareholder shares.............................................1,965,776

The Company

     Ocean West Holding Corporation was formed in Delaware as the holding company of Ocean West Enterprises, Inc., a California corporation. The holding company received all of the shares of Ocean West Enterprises in exchange for shares of its stock effective March 11, 2002. It was formed to be the public company and was formed as a Delaware corporation to take advantage of the body of law developed for Delaware corporations. In addition, in the event that management determines to acquire additional companies in the future, management believes that the holding company/subsidiary structure provides the best structure for such an acquisition, if any. This structure can provide a mechanism that will limit liabilities of an acquired business to the acquiring subsidiary thereby protecting the assets of other subsidiaries. Management has not identified any potential acquisitions.

     Ocean West Enterprises was formed in 1988 as a real estate finance company engaged in the mortgage banking business. We also do business under the name Ocean West Funding. We primarily package, fund and sell or broker on a whole loan basis conventional, government and non-conforming residential mortgage loans secured by one-to-four family residences. For purposes of this prospectus, "non-conforming loans" are loans made to borrowers who are unable or unwilling to obtain mortgage financing from conventional mortgage sources whether for reasons of credit impairment, income qualifications, or credit history or a desire to receive funding on an expedited basis. Currently, we originate most of the loans which we sell through our retail branches in which our employees, as opposed to independent loan brokers, originate loans. Although less than in previous years, we continue to originate a substantial portion of our loans through a network of independent brokers. During the most recent fiscal year, approximately 24% of our loans were originated by independent brokers as opposed to 41% during the fiscal year which ended March 31, 2001 and 72% during the fiscal year which ended March 31, 2000. The remaining 76% in fiscal 2002, 59% in fiscal 2001 and 28% in fiscal 2000 we originated. We also sell more than 99% of the mortgage servicing rights on the loans we originate. Historically, we receive approximately two-thirds of our revenues from the sale of loans and approximately one-third of our revenues from fees charged in connection with loan originations.


     We primarily make loans to:

     .    purchase existing residences
     .    construct new residences
     .    refinance existing mortgages
     .    consolidate other debt
     .    finance home improvements, education or similar needs

Our core borrower base is individuals who purchase homes with a substantial portion using FHA Title II loans. FHA Title II loans are real estate loans which are secured with a first priority mortgage on properties consisting of one to four units and are insured by the U.S. Department of Housing and Urban Development, more commonly known as HUD. Substantially all, 98%, of loans originated by us are secured by a first priority mortgage. The remainder typically are in a second position.

     We currently have two divisions:

     . a retail branch division aimed at expanding our loan originations across the nation

     . a wholesale division which has relationships with approximately 1,000 approved independent loan brokers and which historically has accounted for substantially all of our total loan originations




We are also in the process of developing new retail divisions to market loans directly to builders and real estate agents. Management is currently negotiating an agreement with a person to fill the position of Retail Manager and oversee this division. Other items regarding recruitment of employees and location of the office have been discussed, but further action requires the input of the Retail Manager.

Losses from Operations

     For the year ended March 31, 2002, we funded approximately $413,823,000 in loans compared to approximately $365,000,600 in the year ended March 31, 2001 and $262,604,000 in the year ended March 31, 2000. For the year ended March 31, 2002, we brokered loans totaling approximately $255,690,000 compared to approximately $84,112,000 in the year ended March 31, 2001 and none in the year ended March 31, 2000. Over that same three-year period, we had total revenues, before cost of loans and originations, from operations of $24,815,891 in fiscal year 2002, $22,924,576 in fiscal year 2001 and $15,910,464 in fiscal year 2000.
Operating expenses exceeded operating revenues in all three years generating $278,872 in operating losses for fiscal year 2002, $549,380 in operating losses for fiscal year 2001 and $1,110,324 in operating losses for fiscal year 2000. Overall since our inception and through March 31, 2002, we have accumulated losses of $3,255,815. It is possible that we could have additional losses in the foreseeable future.

     A substantial portion of the loans that we make and sell, approximately 21% in total dollar value for the 2002 fiscal year, 50% in fiscal year 2001 and 61% in fiscal year 2000, are insured by HUD. However, we have been unable to continuously maintain the net worth HUD requires of its certified lenders for the past four years. Up to this point, each time HUD has commented on the deficiency and given us a time table to correct it, we have been able to raise additional capital. We raised $300,000 of additional equity in August of 2001 and at the last review met the HUD net worth requirement. Ocean West Enterprises does not currently meet the net worth requirement due to losses incurred in fiscal year 2002. The volume of the loans funded by Ocean West Enterprises increased in the first quarter of fiscal 2003 from the previous two quarters and management believes that, with the increased loan volume, there will be earnings which will help remedy the net worth situation. Ocean West may also need to raise additional equity. To the extent that continuing losses reduce our net worth, we will continue to need to obtain additional equity investments and our status as a HUD-approved lender will be jeopardized. We may or may not be able to raise additional equity. If HUD rescinds our certificate, we would not be able to continue our business in its current format and may not be able to continue in business at all.

Formation of Ocean West

     Ocean West is a Delaware corporation which was formed to hold the issued and outstanding shares of Ocean West Enterprises. All of the shareholders of Ocean West Enterprises exchanged their shares of Ocean West Enterprises for shares of the holding company, Ocean West, effective March 11, 2002. Common shareholders of Ocean West Enterprises received 148 common shares of Ocean West for each common share of Ocean West Enterprises. All shareholders except Marshall Stewart and Daryl Meddings elected to receive only Common Shares. Mr. Stewart and Mr. Meddings received 140 Common Shares and 8 Class B Common Shares for each Ocean West Enterprises common share held by them. Some holders of Ocean West Enterprises preferred shares received Common Shares of Ocean West. The number of Common Shares received were calculated as follows: the stated value of the preferred shares was divided by five and the result was multiplied by four. The other preferred shareholders received preferred shares in Ocean West having the same stated value, dividend rates and preferences and liquidation preferences as the preferred shares they held in Ocean West Enterprises.


     Other than Monogenesis and the shareholders of Monogenesis receiving shares in the distribution, Ocean West has the same shareholders as Ocean West Enterprises had. Under accounting principles generally accepted in the United States, the transaction will be accounted for as a reverse acquisition of Ocean West Holding Corporation by Ocean West Enterprises.

Selected Financial Data




--------------------------------------------------------------------------------
Statement of Earnings Data(1):
--------------------------------------------------------------------------------


                                                                           Years Ended March 31,
                                                                        (Amounts in thousands except
                                                                             per share amounts)
                                                              --------------------------------------------
                                                                2002     2001      2000     1999     1998
                                                              -------   ------   -------   ------   ------
Revenues:
   Revenue -- origination and sale of mortgage loans, net     $10,549   $8,523   $ 3,855   $4,642   $3,188
   Servicing fees, net                                             --       --        --        6       22
   Gain -- origination of mortgage servicing rights                --       --        21       17       49
   Gain -- sale of mortgage servicing rights                       --       --        --       --      155
                                                              -------   ------   -------   ------   ------
      Net revenues                                             10,549    8,523     3,876    4,665    3,414
Total operating expenses                                       10,828    9,072     4,986    4,753    4,239
                                                              -------   ------   -------   ------   ------
Loss from operations                                             (279)    (549)   (1,110)     (88)    (825)
Other (loss) income                                                (4)      35       184      188       17
                                                              -------   ------   -------   ------   ------
(Loss) income before taxes                                       (283)    (514)     (926)     100     (808)
Provision (benefit) for income taxes                                2       --       243     (242)       1
                                                              -------   ------   -------   ------   ------
(Loss) income before extraordinary item                          (285)    (514)   (1,169)     342     (809)
Extraordinary item - forgiveness of debt                           --       --        17       --       --
                                                              -------   ------   -------   ------   ------

                                                                           Years Ended March 31,
                                                                        (Amounts in thousands except
                                                                             per share amounts)
                                                              --------------------------------------------
                                                                2002     2001      2000     1999     1998
                                                              -------   ------   -------   ------   ------
Net (loss) income                                             $  (285)  $ (514)  $(1,152)  $  342   $ (809)
                                                              =======   ======   =======   ======   ======
Basic and diluted net loss available to common shareholders
per proforma common share                                     $ (0.11)
                                                              =======


--------------------------------------------------------------------------------
Balance Sheet Data(1):
--------------------------------------------------------------------------------


                                                           March 31,
                                                 (Amounts in thousands except
                                                      per share amounts)
                                       -----------------------------------------------
                                         2002      2001      2000      1999      1998
                                       -------   -------   -------   -------   -------
Total assets                           $13,826   $23,145   $23,303   $21,522   $19,169

Total long-term obligations, net (2)   $   294   $   165   $   438   $   421   $   877

Total stockholders' equity (deficit)   $  (302)  $    13   $  (209)  $   827   $   239
--------------------------------------------------------------------------------------



(1) The statement of earnings data for the years ended March 31, 2002, 2001 and 2000 and the balance sheet data at March 31, 2002 and 2001 were derived from the audited financial statements of Ocean West which are included in their entirety in the "Financial Statements" section.

(2) Total long-term obligations include the long-term portion of capital lease obligations.


                                  RISK FACTORS

     This prospectus contains forward-looking statements that address, among other things, general business strategy and expected trends, acquisition and growth strategy, use of proceeds, effects of interest rate and legislation changes, and possible future actions. The statements may be found specifically in the sections entitled "Summary," "Risk Factors," "Use of Proceeds," "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and in this prospectus generally. Actual results could differ materially from those anticipated in forward-looking statements for various reasons, including risks discussed in the "Risk Factors" section and elsewhere in this prospectus.

     The securities described in this prospectus involve a high degree of risk. Prior to purchasing shares or warrants, you should consider the possible risks of the business described below.

     We have incurred losses applicable to common shareholders of $3,255,815 since inception. We incurred a substantial net loss in fiscal year 2002 and have incurred net operating losses in four of the last five fiscal years. We may continue to incur losses. Even if we do not have a loss, we have not had and may not have in the future sufficient earnings to meet HUD net worth requirements or achieve profitability. We did not consistently maintain the HUD net worth requirement in fiscal years 1998, 1999, 2000, 2001 and 2002. As of March 31, 2002, we had accumulated losses applicable to common shareholders of $3,255,815. For our fiscal years ending March 31, 2002, 2001 and 2000, we had net losses of $284,494, $514,459 and $1,152,028. We had a net loss of $808,767 during the 1998 fiscal year. We had a net operating loss of $87,773 in fiscal year 1999.

     We may not be able to continue our business as a going concern. As discussed in the Independent Auditor's Report and Note 1 to the Financial Statements included in this prospectus, our significant, recurring operating losses and failure to meet HUD minimum net worth requirements raise substantial doubts about our ability to continue our business as a going concern.


     General economic conditions may adversely affect our business. Economic conditions affect the overall level of activity in the mortgage business. The decision to buy, sell or refinance a residence is affected by such economic conditions as the overall growth or decline of the economy, the level of consumer confidence, real estate values, interest rates and investment returns expected by the financial community. These conditions can affect the number and size of mortgage loans of the types we typically originate and make these mortgage loans less attractive to borrowers or to investors in the mortgages. In addition, a decline in real estate values will have an adverse effect on the loan-to-value ratios for the related mortgage loans, weakening the collateral coverage and resulting in greater exposure in the event of a default. This greater exposure to default could make it more difficult for us to obtain interim financing for mortgage loans we originate or purchase or decrease the availability of purchasers of such mortgage loans.

     We are likely to originate and sell fewer mortgage loans if interest rates rise. In periods of rising interest rates, historically the demand for mortgage loans has declined which could result in lower revenues for us. The refinancing segment of the mortgage business is usually the first segment affected. The reason is that as interest rates rise, the costs of refinancing outweigh any interest rate saving eliminating those who are refinancing solely to reduce their interest rate. Typically, refinance loans make up approximately 61% in total dollar volume of our loans. Rising interest rates also affect the purchase segment of the mortgage business. As interest rates increase, payment amounts increase decreasing the number of potential borrowers who feel they can afford the payments and who qualify for the mortgages.


     Interest rate fluctuations can affect the profitability of our mortgage loans. Changes in interest rates can affect the volume, net interest income and sale of mortgage loans originated and purchased by us. When we purchase or originate a loan, we usually have a commitment from a third party to purchase that loan. Generally, we fund the loan using borrowings from our lines of credit which are limited to specific uses and are known as warehouse lines of credit. The warehouse line of credit is repaid upon the sale of the warehoused loans. Before we sell the mortgage loan, we are entitled to receive interest income on the loan from the borrower and we simultaneously pay interest expense to the institution providing the warehouse line of credit. The interest rate we receive during this period and the interest rate we pay are usually different. The profitability of the loan is affected by this difference and fluctuations in interest rates before the mortgage loan is sold. Although we generally have a commitment to sell the mortgage loan before we commit to fund the mortgage loan, there are situations in which we bear a risk of changes in interest rates prior to the mortgage loan being sold. In particular, if interest rates increase during the time before we sell an uncommitted mortgage loan but after we have funded the mortgage loan, we could be required to sell the principal of the mortgage loan for less than we funded, thereby decreasing the mortgage loan's profitability or incurring a loss on the mortgage loan's sale.

     Payments for mortgage loan servicing rights may be less in times of stable or declining interest rates. The prices we receive upon the sale of mortgage loans and servicing rights depend upon a number of factors, including the general supply of and demand for mortgage servicing rights, as well as prepayment and delinquency rates on the portfolios of mortgage servicing rights being sold. Interest rate changes can also affect the profitability of the sale of mortgage loan servicing rights to a third party. Purchasers of mortgage loan servicing rights analyze a variety of factors to determine the purchase price they are willing to pay, including the prepayment sensitivity of servicing rights. Because of the increased likelihood of prepayment of loans in periods of declining interest rates, the price of mortgage loan servicing rights related to higher rate mortgage loans may be less than in times of stable or increasing interest rates, which could adversely affect our operations and financial condition.

     We do not have significant servicing rights income to offset some of the effect of an economic downturn. Mortgage companies often offset some of the effects of an economic downturn caused by high interest rates through fees received for servicing mortgages. Currently, mortgage servicers receive a minimum of one quarter of one percent of the outstanding mortgage loan balance per annum for services rendered and consequently have a continuing revenue stream during periods when the volume of new originations slows. However, we sell the servicing rights on more than 99% of the mortgage loans we originate or purchase. Because we are not servicing a large portfolio of mortgage loans, we must rely upon the generation or purchase of mortgage loans for revenues. This makes us more vulnerable to changes in the economic cycle and general economic health in the geographic area or areas in which we operate.

     We depend in part on wholesale brokers that are not under our control to generate loans. If we are not successful in maintaining or expanding our broker network, our loan volume and therefore our revenues could decline significantly. During the year ended March 31, 2002, approximately 24% of the mortgage loans closed or purchased by us based on total dollar value were originated by wholesale brokers. Our employees originated the remainder of our loans. None of these brokers are contractually obligated to do business with us and, in fact, the brokers also have relationships with our competitors who actively compete with us in efforts to expand broker relationships.


     We must depend on brokers to be accurate in their representations regarding compliance and loan quality and may incur losses if representations are inaccurate. In addition to depending on brokers to generate mortgage loans, we depend on brokers to be accurate in their representations and warranties regarding compliance with regulations and the quality of the loans to be funded. During 1997, we suffered losses due to broker fraud predominantly with respect to two loans. Primarily due to the misrepresentations made by brokers on two loans, the values of each of the properties securing the loans were overstated by approximately $100,000. In addition, the assets and employment status of each of the two borrowers appear to have been misrepresented. We estimate that these misrepresentations cost us approximately $400,000. In order to address this situation, we restructured our pre-funding quality control procedures. Shortly after the change in procedures, our loan volume generated through brokers decreased causing additional losses.

     If we are unable to maintain adequate funding sources, our ability to originate and fund loans will be impaired. Our ability to originate and purchase mortgage loans depends to a large extent upon our ability to secure financing upon acceptable terms to fund and hold the mortgage loans until sold. We currently fund all but a few of the mortgage loans we purchase and originate through credit facilities with commercial banks and financial institutions collateralized by loan purchase agreements. On rare occasions, we fund loans out of cash flow without using our credit facilities. These agreements are generally terminable at will by either party and must be renewed each year. Our borrowings are in turn repaid with proceeds received when mortgage loans are sold. We currently rely on First Collateral Services to provide our primary credit facilities for our loan originations and purchases. Any failure to renew or obtain adequate funding under our financing facilities or other financing arrangements, or any substantial reduction in the size of or increase in the cost of such facilities, could have a material adverse effect on our business, results of operations and financial condition. To the extent we are not successful in maintaining or replacing existing financing, we may have to curtail our mortgage loan origination and purchase activities, which could have a material adverse effect on our operations and financial condition.

     We are not in compliance with restrictive covenants imposed by our primary lender and the lender could demand repayment at any time. At times, we have drawn funds in excess of the amount allowable on our line of credit with First Collateral Services. The outstanding balance on that line of credit on March 31, 2002 was $12,404,044. In addition, substantially all of the restrictive covenants on such line were not satisfied. The lender waived the violations through March 31, 2002. The lender also extended the maturity date of the line to August 31, 2002. Currently, we are out of compliance with such covenants. We may not be able to get waivers for these or future violations. The lender can demand full repayment of the overdrawn amount on the entire outstanding balance at any time so long as we are not in compliance with restrictive covenants in the credit facility and the lender has not waived compliance. We would not have the funds available to satisfy such a demand. The lender could seize the mortgage loans which are collateral for the line of credit and proceed against our assets and the guarantors of the line of credit. In addition, if the demand for payment were not satisfied, the interest rate would be increased by 4% and we would be required to pay all costs incurred by the lender in collecting amounts due.


     We depend on programs that purchase and guarantee loans. Generally, the institutional investors that purchase mortgage loans that we originate generate funds by selling mortgage-backed securities. This funding mechanism is largely dependent upon the continuation of programs administered by national government-sponsored mortgage entities, such as Freddie Mac, Fannie Mae and Ginnie Mae, which provide the context for, and facilitate the issuance of, such securities. We also sell a small portion of our loans, less than 1%, directly to Fannie Mae. Although we are not aware of any proposed changes in these programs, the discontinuation of, or a significant reduction in, the operations of such programs could have a material adverse effect on our operations. In addition, the mortgage loan products eligible for these programs may be changed from time to time by the sponsor. Changes could affect the profitability of specific types of mortgage loan products by changing the administrative costs of purchasing or originating the mortgage loans or other aspects of the programs.

     Our competitors in the mortgage banking industry are often larger making it more difficult for us to compete successfully. We face strong competition in originating, purchasing and selling mortgage loans and related mortgage servicing rights. Our competition is principally from savings and loans associations, other mortgage companies, commercial banks and, to a lesser degree, credit unions and insurance companies, depending upon the type of mortgage loan product offered. We compete with these entities by striving to provide timely service to mortgage brokers and borrowers and develop competitive products. Many of these institutions have greater financial resources than we do and maintain a significant number of branch offices in the areas in which we conduct operations. Increased competition for mortgage loans from other lenders may result in a decrease in the volume of mortgage loans that we are able to originate and purchase. If we are unable to compete effectively, our operations and financial condition could be materially and adversely affected.

     Real property with environmental problems securing our loans may cause us to incur liability. In the course of our business, we sometimes acquire residential real estate which served as collateral for loans that are in default. It is possible that hazardous substances or waste, contaminants or pollutants could be present on such properties and not discovered until after we have taken possession. In such event, we might be required to remove such substances from the affected properties at our expense. The cost of such removal could substantially exceed the value of the affected properties or the loans secured by such properties. There can be no assurance that we would have adequate remedies against the prior owners or other responsible parties, or that we would not find it difficult or impossible to sell the affected real properties either prior to or following such removal. These costs could have a material adverse effect on our operations and financial condition.

     Most of our assets are pledged to secure debt leaving few if any assets that might be distributed to shareholders in liquidation. Due to our financing needs, with the occasional exception of loans funded by us, all of our mortgage assets will be used to secure purchase agreements, bank borrowings or other credit arrangements for at least the near future. We hope to be able to fund more loans ourselves at some point in the future, but may never be able to do so on a significant scale. At most times, our debt under the line of credit is approximately equal to the value of our mortgage loan assets. Therefore, such mortgage assets would not be distributed to stockholders in the event of liquidation, except to the extent that the market value of the assets exceeds amounts due our creditors. The market value of the mortgage assets will fluctuate as a result of market factors such as interest rates and prepayment rates as well as the supply of, and demand for, such mortgage assets. In the event of the bankruptcy of a counter-party with whom we have an agreement, we might experience difficulty recovering our pledged mortgage assets, which may adversely affect our operations and financial condition.

     We could be required to sell mortgage assets under adverse market conditions. If we are not able to renew or replace credit facilities as they come up for renewal, we could be required to sell mortgage assets under adverse market conditions and, as a result, could incur permanent capital losses. A sharp rise in interest rates or increasing market concern about the value or liquidity of mortgage assets in which we have a significant investment will reduce the market value of the mortgage assets, which would likely cause lenders to require additional collateral. A number of such factors in combination may cause difficulties for us including a possible liquidation of a major portion of our mortgage assets at disadvantageous prices with consequent losses, which would have a material adverse effect on our financial status and could render us insolvent. Additionally, although we intend generally to sell our mortgage assets within ninety days or less of generation or purchase because such assets will be pledged under financing agreements, our ability to sell mortgage assets to obtain cash will be greatly limited. Our inability to sell such assets could have a material adverse effect on our operations and financial condition.

     We may need additional equity financing, which may or may not be available, to expand our business and to reduce our interest costs. Our primary operating cash requirement is the funding or payment of interest expense incurred on borrowings. We also must fund general operating and administrative expenses and from time to time capital expenditures. We currently fund these cash requirements primarily through our lines of credit and the sale of loans. Management's plan is to decrease our reliance on the lines of credit and increase the volume of loan sales. Our ability to implement this business strategy will depend upon our ability to increase stockholders' equity thereby establishing a reserve which may be used to fund loans. There can be no assurance that we will be able to raise additional equity on favorable terms. We cannot presently estimate the amount and timing of additional equity financing requirements because such requirements are tied to, among other things, our growth. If we were unable to raise such additional capital, our ability to expand and our results of operations and financial condition could be adversely affected.

     Defaults in mortgage loans or characteristics of property securing the mortgages may adversely affect our ability to sustain the volume of mortgages. We fund mortgage loans by drawing on our line of credit, then as soon as possible and typically within fifteen days, sell the loan in the secondary market. We use the proceeds of the sale of a loan to repay the amount borrowed to fund that loan. Thus, the composition of mortgage loans we hold changes from day to day. There are also loans that for one reason or another we do not sell, but hold. This is rare, but does happen from time to time. During the time we hold any mortgage loans, we are subject to increased credit risks, including risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance, such as those occurring from earthquakes or floods. In the event of a default on any mortgage loan we hold, we will bear the risk of loss of principal to the extent that the value of the secured property and any payments from an insurer or guarantor are less than the amount owed on the mortgage loan and the costs of realizing on the collateral. Any loans in default will also cease to be eligible collateral for our borrowings, which means we will have to finance the loan out of other funds until it is ultimately liquidated. Although we intend to establish reserves in amounts we believe are adequate to cover these risks, there can be no assurance that any such reserves will be sufficient to offset losses on mortgage loans in the future. Even assuming that properties securing mortgage loans we hold provide adequate security for such mortgage loans, there will likely be delays, which could be substantial, in prosecuting foreclosures. State and local statutes and rules may delay or prevent foreclosure on, or sale of, the mortgaged property and may limit revenues in which case proceeds we receive may not be sufficient to repay all amounts due on the related mortgage loan. Some properties that collateralize our mortgage loans may have unique characteristics or may be subject to seasonal factors that could materially prolong the time period required to resell the property.

     Real estate is illiquid and its value is dependent on conditions beyond our control. The fair market value of the real property underlying any mortgage we acquire may decrease. The value is largely dependent on factors beyond our control and may be affected by adverse changes in national or local economic conditions. The value may also be affected by the need to comply with environmental laws or the ongoing need for capital improvements, particularly in older structures. National disasters could result in unusual loss as could adverse changes in zoning laws and other factors which are beyond our control.

     We are liable for representations and warranties made to purchasers and insurers. In the ordinary course of business, we make representations and warranties to the purchasers and insurers of mortgage loans and the related mortgage servicing rights regarding compliance with laws, regulations and program standards. In broker generated loans, we generally receive similar representations and warranties from the brokers from whom we purchase the loans. If any of these representations and warranties are inaccurate, we may be required to repurchase the corresponding mortgage loans and/or may be liable for damages. Although we were not required to repurchase any loans during the last year, for the two previous years, we were required to repurchase one loan each year. Prior to that, we typically were required to repurchase two to three loans each year. These loans averaged approximately $165,000. In some cases, a portion of the costs of a repurchase are covered by our errors and omissions insurance. Some or all of the costs are also often recovered upon the sale of the collateral for the loan or by ultimate repayment. There can be no assurances that we will not experience greater losses in the future.

     We have not always been in compliance with all of HUD's regulations which means that HUD could prevent us from originating HUD insured loans which made up 21% of our loan volume in fiscal year 2002 and 50% of our loans in fiscal year 2001. Federal, state and local authorities regulate and examine the origination, processing, underwriting, selling and servicing of mortgage loans. The United States Department of Housing and Urban Development, commonly known as HUD, has approved us as a mortgagee in HUD programs. HUD insured loans comprised 21%, 50% and 61% of total loans we originated based on total dollar value during the years ended March 31, 2002, 2001 and 2000, respectively. Among other consequences, the failure to comply with HUD regulations could prevent us from reselling our mortgage loans or restrict our ability to service mortgage loans should we choose to do so. Such failure could also result in demands for indemnification or mortgage loan repurchase, rights of recission for mortgage loans, class action lawsuits and administrative enforcement actions, any of which could have a material adverse effect on our operations and financial condition. We failed to maintain the minimum adjusted net worth required by HUD in fiscal years 1998, 1999, 2000, 2001 and 2002. We filed a capital restoration plan and had satisfied the net worth requirement by September 15, 1998, but were again out of compliance in fiscal years 1999, 2000, 2001 and 2002. We have increased our capital but, due to losses in fiscal year 2002, do not currently meet the HUD net worth requirements. HUD has the ability to take away certification at any time. If we lost our HUD approval, we would no longer be able to operate as we are now operating and may not be able to continue operations.


     We have not always been in compliance with Fannie Mae regulations which could affect our ability to resell mortgage loans. In December of 2001, our listing as a Fannie Mae approved lender was suspended since we did not meet the $250,000 net worth requirement under the June 30, 2001 financial statements which were at the time the last ones submitted. We were reinstated on January 2, 2002, upon submission of the September 30, 2001 financial statements. Less than 1% of our loans are sold to Fannie Mae; however, many purchasers of our loans require that we be a Fannie Mae approved lender. Thus, the failure to comply with the Fannie Mae regulations could prevent us from reselling our mortgage loans and could prevent us from continuing to operate in the manner in which we currently operate and could prevent us from remaining in business.

     Mortgage loans are subject to significant government regulation. Federal, state and local governmental authorities also regulate our activities as a lender. The Truth in Lending Act, and Regulation Z promulgated thereunder, mandate that mortgage lenders meet requirements designed to provide consumers with uniform, understandable information on the terms and conditions of mortgage loans and credit transactions. The Equal Credit Opportunity Act prohibits creditors from discriminating against applicants on the basis of race, color, sex, age or marital status, among other restrictions and requirements. In instances in which the applicant is denied credit, or the rate or charge for a mortgage loan increases as a result of information obtained from a consumer credit agency, the Fair Credit Reporting Act of 1970 requires the lender to supply the applicant with a name and address of the reporting agency. The Real Estate Settlement Procedures Act and the Debt Collection Practices Act require us to file an annual report with HUD.

     We currently hold licenses or exception certificates in the following states: Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nevada, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Washington and Wisconsin. We are subject to the laws of all of these states which include licensing requirements as well as limitations on interest rates. We believe that we are in substantial compliance with the laws of all states in which we do business.

     We currently use our website to allow applications for loans to be made on line. Procedures for funding loans applied to online are no different from those for applications made through more traditional methods. Loans may still only be made to borrowers located in states in which we are licensed and in accordance with the regulations of the applicable state. We are not aware of any regulations governing our online business other than those which govern mortgage lending and businesses in general.

     There can be no assurance that we will maintain compliance with these requirements in the future without additional expenses, or that more restrictive local, state or federal laws, rules and regulations will not be adopted or that existing laws and regulations will not be interpreted in a more restrictive manner, which would make compliance more difficult and more expensive for us.

     Our business is concentrated in the Southern California area. Based on total dollar values, 53% of our mortgage loan originations and purchases are typically secured by property in the Southern California area. Although we are working to diversify our holdings, there is no assurance that we will be successful in entering any other markets. Even if we do expand to new markets, there is no assurance that we will be able to generate revenues exceeding the costs associated with activities in the new markets or that the business activity in those new markets will match that achieved in the Southern California area. Whether or not we enter into new geographic markets, our results of operations and financial condition will be significantly affected by general trends in the economy and the real estate market in the Southern California area for the foreseeable future.

     We are dependent on the services of key personnel. Our business is substantially dependent on the efforts of Marshall Stewart, our President, and Daryl Meddings, our Executive Vice President and Chief Financial Officer. We have entered into employment agreements with both of them which are described in the "Management" section of this prospectus. However, under the employment agreements either of them may terminate employment on thirty days notice. Loss of either of their services could have a material adverse effect on our operations.


     Marshall Stewart and Daryl Meddings control the company. Ocean West has four classes of stock authorized in its Certificate of Incorporation and currently has three classes of voting stock which are issued and outstanding. Although each holder of Common Shares, Class B Common Shares and currently outstanding Preferred Shares is entitled to one vote for each share of stock held, the holders of Class B Common Shares are entitled to elect 75% of the members of the board of directors of Ocean West which is presently two members out of three. Holders of Common Shares and currently outstanding Preferred Shares, together with holders of Class D Common Shares and any additional series of voting Preferred Shares which are created, are only entitled to elect 25% of the members of the board of directors, presently one member. Thus, holders of Class B Common Shares will control the board of directors and, therefore, Ocean West. Mark Stewart and Daryl Meddings, the founders of Ocean West Enterprises, together own 100% of the issued and outstanding Class B Common Shares and will, therefore, control votes by holders of Class B

Common Shares. In addition, they own 72% of the issued and outstanding Common Shares and will therefore also elect the remaining director so long as they hold more than 50% of the number of issued and outstanding Common Shares. On all matters other than the election of directors, Mark Stewart and Daryl Meddings together control 73% of the issued and outstanding shares of voting stock of Ocean West and therefore will control the company.

     No payment of dividends on Common Shares is expected in the near future. Ocean West recently became active and has not paid dividends. Presently, the only significant source of earnings out of which to pay dividends is dividends from its subsidiary, Ocean West Enterprises. Ocean West Enterprises has not historically paid dividends to its common shareholders; although it has paid dividends on outstanding preferred stock. Ocean West will be required to pay dividends on all currently issued classes of Preferred Shares. Dividends on Series C shares are 12% per annum or $12 per share and based on $100,000 in investment total $12,000 per year. Dividends on Series E shares are 18% per annum or $45 per share and based on $170,000 in investment total $30,600 per year. Dividends on Series F shares are 14% per annum or $14 per share and based on $105,000 in investment total $14,700 per year. Dividends on Series G shares are 24% per annum or $24 per share and based on $200,000 in investment total $48,000 per year. Dividends on Series I shares are 15% per annum or $15 per share and based on $12,500 in investment total $1,875 per year. Dividends on Series L shares are 12% per annum or $120 per share and based on $1,000,000 in investment total $120,000 per year. Dividends total $227,175 annually assuming no changes in outstanding preferred stock. Ocean West has no present plans to institute a policy of declaring dividends on other than Preferred Shares. In the foreseeable future, our capital requirements will likely consume all operating profits and other available cash. There is no guarantee that Ocean West Enterprises, and therefore Ocean West, will pay dividends in the future or will pay dividends in excess of those owed on the Preferred Shares.


     We have issued and may issue additional Preferred Shares which have preferences over Common Shares. Ocean West's Certificate of Incorporation authorizes the issuance of Preferred Shares with designations, rights and preferences as determined from time to time by its Board of Directors. Currently, Ocean West has 5,855 Preferred Shares of six series outstanding. The Board of Directors is empowered, without shareholder approval, to issue additional series of Preferred Shares with dividends, liquidation, conversion, voting or other rights that could adversely affect the rights of the holders of Common Shares. The voting rights of any Preferred Shares, however, are limited by the Certificate of Incorporation and cannot exceed the voting rights of any Common Shares. The issuance of preferred shares can be used as a method of discouraging, delaying or preventing a change of control of Ocean West.

     Neither the exercise price of the warrants nor the offering price of the selling shareholders' shares are based on market prices. The exercise price of the warrants was determined by management based upon management's assessment of business potential and earnings prospects. It reflects management's opinion relating to the future and may not be indicative of future market prices of the warrants or the underlying shares, revenues or profitability. The price at which selling shareholders will offer their shares prior to quotation of the shares on the OTC Bulletin Board was determined by the selling shareholders and may not be indicative of future market prices of the shares, revenues or profitability


     Future sales of shares by substantial shareholders may adversely affect the price of shares. Assuming the exercise of all warrants, 5,247,676 shares are registered and available for public sale. The remaining outstanding common shares, including the 210,096 Class B Common Shares which may be converted to Common Shares, numbering 3,547,524 are "restricted securities" as defined in Rule 144 promulgated under the Securities Act of 1933. The restricted shares constitute approximately 40% of the issued and outstanding common shares including shares which would be issued upon the exercise of the warrants and conversion of the Class B Common Shares. Sales of securities by affiliates of Ocean West may also be subject to Rule 144 resale limitations. Rule 144 provides a safe harbor from registration requirements for some sales of restricted securities or securities held by affiliates. Currently, all of the restricted Common Shares are held by Mark Stewart, Daryl Meddings and Agape Foundation Trust. In general, under Rule 144, if adequate public information on Ocean West is available, beginning ninety days after the date of this prospectus, a person who has satisfied a one year holding period may sell, during any three month period, up to the greater of 1% of the then outstanding Common Shares or the average weekly trading volume during the four calendar weeks prior to such sale. Sales under Rule 144 are also subject to restrictions relating to manner of sale and notice. Sales of restricted securities by a person who is not an affiliate of Ocean West under the Securities Act and who has satisfied a two year holding period may be made without regard to volume limitations, notice or other requirements of Rule 144. Management is unable to predict the effect that sales made pursuant to Rule 144 or other exemptions under the 1933 Act may have on the prevailing market price of the registered Common Shares, or when such sales may begin under Rule 144.

                              PLAN OF DISTRIBUTION

     Ocean West issued 300,000 Common Shares and 3,000,000 Common Stock Purchase Warrants to Monogenesis, a closed-end registered investment company, and Monogenesis distributed 281,900 of those shares and 2,819,000 of those warrants to its shareholders as of the date of this prospectus. The Monogenesis shareholders received 100 Common Shares and 1,000 warrants for each share of stock of Monogenesis held on August 12, 2002. One officer of Monogenesis,
P. Bradley Walker, owns shares of Monogenesis. The Walker Group, Inc., which is controlled by P. Bradley Walker, and an individual, Aldophus Dubose, are the only beneficial holders of 5% or more of Monogenesis stock. P. Bradley Walker, The Walker Group, Inc., and Aldophus Dubose are deemed to be underwriters. Monogenesis is distributing the shares and warrants on behalf of Ocean West to make it a public company with a substantial shareholder base without having to sell shares in a traditional initial public offering. Monogenesis will retain the 18,100 shares and 181,000 warrants which were not distributed as well as the 88,800 shares acquired upon exercise of warrants as compensation for distributing the shares and warrants to its shareholders. It expects to sell the shares periodically and may also exercise or sell the warrants.

     Monogenesis purchased the 300,000 shares at a price of $0.01 each and the warrants, most of which are being distributed to its shareholders, at a price of $0.001 each. On the date of this prospectus, Monogenesis exercised warrants to purchase 88,800 shares of Ocean West.

Monogenesis received the warrants as compensation on November 1, 1999 from Ocean West Enterprises. The warrants to purchase Ocean West Enterprises shares were exchanged for warrants to purchase shares of the holding company in the reorganization which was effective on March 11, 2002. The total exercise price was $7,104. In addition, Monogenesis agreed to distribute shares and warrants to its shareholders approximately 1,200 of which are considered institutional shareholders and include employee benefit plans and trust funds. The price was determined by Monogenesis and management of Ocean West Enterprises. As of the date of this prospectus, Ocean West will record $220,954 in expense and as additional paid in capital based on the estimated fair value of the 388,800 Common Shares and 3,000,000 warrants issued to Monogenesis less the price Monogenesis paid for the shares and warrants. Of the $220,954 expense to be recorded by Ocean West, $157,363 relates to the shares and warrants distributed under this prospectus. The estimated fair value used to calculate the expense is based on an appraisal of the value of Ocean West Enterprises by Norman Jones Enlow & Co., Certified Public Accountants. Monogenesis will retain the shares and warrants not distributed as compensation for effecting the distribution. The following tables describe the compensation received by Monogenesis and the estimated offering expenses to be paid by us:


                                                         Less Purchase
          Shares From                                    Price Paid by        Total
        Ocean West (1)             Estimated Value (2)    Monogenesis    Estimated Value
        --------------             -------------------   -------------   ---------------
388,800 Common Shares                   $234,058            $10,104         $223,954

3,000,000 Warrants (3)                  $      0            $ 3,000           (3,000)

              Total Compensation                                            $220,954

--------------------------------------------------------------------------------

(1) The numbers listed include the shares and warrants which Monogenesis distributed to its shareholders.

(2) The estimated value of $0.602 per Common Share is based on an appraisal by Norman Jones Enlow & Co., Certified Public Accountants. The appraisal was based on the discounted cash flow method and consideration of the market method based upon transactions of similar type companies.

(3) The warrants have an estimated value of zero based on the Black-Scholes pricing model under Statement of Financial Accounting Standards No. 123.

--------------------------------------------------------------------------------

Expense                                    Estimated Amount
-------                                    ----------------
Registration fee                               $  2,200

Transfer Agent fees                               6,000

Printing and EDGAR filing costs                  18,000

Legal fees                                       80,000

Accounting fees                                  30,000

Estimated value stock-based compensation
   to Monogenesis                                63,591
                                               --------
      Total Expenses                           $199,791

--------------------------------------------------------------------------------

     Monogenesis will own approximately 2% of the outstanding Common Shares of Ocean West after the distribution. Through the distribution of the shares and warrants by Monogenesis and the periodic sale of shares by shareholders we hope to create a public trading market in our Common Shares. We hope that a public market for the shares will facilitate access to public markets and equity capital for future acquisitions and working capital and provide liquidity for employee stock incentive programs and existing shareholders.

     Since Monogenesis is purchasing shares and warrants with the intent to distribute them, it is deemed an underwriter under the 1933 Act. An underwriter is a person who purchases securities from an issuer with a view to the distribution of such securities. Monogenesis is not a broker-dealer and has not participated in any traditional underwritings. It is registered as a closed-end investment company under the Investment Company Act of 1940 and was formed to provide a mechanism for companies to become reporting companies under the 1934 Act in transactions similar to the distribution described in this prospectus. Monogenesis completed one such distribution in 1992 and two in 1997. Ocean West and it shareholders have agreed to indemnify Monogenesis against any liability arising out of a breech of any representation, warranty or covenant made by Ocean West Enterprises or its shareholders in the agreement with Monogenesis.

     Shareholders of Monogenesis that receive shares and warrants will receive such securities as a dividend. No holder of Monogenesis stock will be required to pay any cash or other consideration for the shares or the warrants received in the distribution or surrender or exchange Monogenesis stock in order to receive shares or warrants. The receipt of the shares and warrants by the Monogenesis shareholders is a taxable event and the shareholders will be required to recognize the value of such shares as income. Holders of the warrants will be required to pay the exercise price to exercise the warrants. Upon exercise of the warrants, Monogenesis shareholders will be required to recognize the difference between the exercise price and the fair market value of the shares on that date as income. Persons receiving shares and warrants in the distribution should consult with their own tax advisors regarding the tax effects.

     Shareholders, including the recipients of Common Shares distributed by Monogenesis, will be able to sell their shares and warrants which are registered, at any time, although the sale of securities by affiliates is limited and will generally be subject to Rule 144. Monogenesis does not believe that any person who receives shares or warrants in the distribution will be an affiliate. It is expected that registered shares or warrants will be sold through the selling efforts of brokers or dealers. There is no agreement with any specific brokers or dealers relating to the shares or the warrants nor has any plan of distribution or sale of the shares or warrants been developed, other than the distribution to Monogenesis shareholders described in this section.

     Shareholders of Ocean West holding registered shares may sell them:

     .    to purchasers directly

     . in ordinary brokerage transactions and transactions in which the broker solicits purchasers

     . through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from such shareholders or from the purchasers of the securities for whom they may act as agent

     . by the pledge of the shares or warrants as security for any loan or obligation, including pledges to brokers or dealers who may effect distribution of the shares or warrants or interests in such securities

     . to purchasers by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus

     . in a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate a transaction

     . through an exchange distribution in accordance with the rules of the exchange or in transactions in the over-the-counter market

     .    pursuant to Rule 144


Such sales may be made at then prevailing prices and terms which may be related to the then current market price or at negotiated prices and terms. Until the shares are listed on the OTC Bulletin Board, the selling shareholders will offer their shares under this prospectus at a price of $1.70 per share. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate.


     Shareholders that sell their shares or their successors in interest, and any underwriters, brokers, dealers or agents that participate in the distribution of the shares and warrants held by such shareholders, may be deemed "underwriters" within the meaning of the 1933 Act, and any profit on the sale of securities by them and any discounts, concessions or commissions received by any of them may be deemed to be underwriting commissions or discounts under the 1933 Act. We have agreed to pay all expenses incident to the registration of shareholders' shares and warrants other than underwriting discounts or commissions, brokerage fees and the fees and expenses of counsel to such shareholders, if any. We will not receive any proceeds from the sale of shares or warrants by the shareholders. In the event of a material change in the information disclosed in this prospectus, the shareholders will not be able to effect transactions in the shares and warrants pursuant to this prospectus until a post-effective amendment to the registration statement is filed with, and declared effective by, the SEC.

     Ocean West became subject to the reporting requirements of the 1934 Act on the date of this prospectus. The first report will be due September 26, 2002.
A market maker is applying for quotation of the shares and warrants on the OTC Bulletin Board.


                                 USE OF PROCEEDS

     The cash proceeds of $13,104 derived from the sale of the shares and warrants to Monogenesis will be used to pay the expenses of registering shares and warrants or as working capital. We will not receive any proceeds from the sale of shares or warrants by the selling shareholders.

     If all of the warrants are exercised, we expect to use the $3,750,000 proceeds as follows:

--------------------------------------------------------------------------------

                 Use                       Amount
                 ---                     ----------
Pay down warehouse line of credit (1)    $1,700,000
Redeem outstanding Preferred Shares (2)     836,000
Working capital                           1,214,000
                                         ----------
         Total                           $3,750,000
                                         ==========

--------------------------------------------------------------------------------


(1) Depending on the timing of the receipt of the funds, we anticipate that the payments under the line of credit would be to First Collateral Services. The current line with First Collateral expires on August 31, 2002. The bank has typically extended the line of credit for short periods or has continued to fund loans under the line after expiration. It bears interest at the bank reference rate plus 2.5%.


(2) The preferred shares would be redeemed to reduce the amount of dividends owed to preferred shareholders, making such amounts available for other uses. The most likely order in which preferred stock would be redeemed is as follows:

            Number
 Series    of Shares          Holder            Amount
-------    ---------   ---------------------   --------
Series E       800     Ron and Judy Meddings   $200,000
Series F       750     Ron and Judy Meddings     75,000
Series G     2,000     Morad Maryamian          200,000
Series L        74     Jennifer Ericson          74,000
Series L       104     Daryl Meddings           104,000
Series L       100     Alice Ramsey             100,000
Series L        83     Mark Stewart              83,000
                                               --------
                                               $836,000
                                               ========

If we receive less than $3,750,000 and more than a de minimus amount, any proceeds will first be used to pay down the warehouse line of credit, then to redeem outstanding Preferred Shares. Use of the proceeds is subject to change based upon our financial position and other factors which might be applicable at the time the proceeds are received.

                                 CAPITALIZATION

     The capitalization of Ocean West (prior to the sale of shares to Monogenesis) and the pro forma capitalization of Ocean West (giving effect to the sale of shares to Monogenesis) as of March 31, 2002 are as follows:



--------------------------------------------------------------------------------
Capitalization of Ocean West Prior to Sale to Monogenesis
--------------------------------------------------------------------------------

Stockholders' Equity (Deficit):

Preferred stock, $0.01 par value; 10,000,000 shares authorized:
   Series C, 1,000 shares issued and outstanding                  $   100,000
   Series E, 680 shares issued and outstanding                        170,000
   Series F, 1,050 shares issued and outstanding                      105,000
   Series G, 2,000 shares issued and outstanding                      200,000
   Series I, 125 shares issued and outstanding                         12,500
   Series L, 1,000 shares issued and outstanding                    1,000,000
Class B common stock, $0.01 par value; 5,000,000 shares
   authorized, 210,096 shares issued and outstanding                    2,101
Class D common stock, $0.01 par value; 600,000 shares
   authorized, none issued and outstanding                                 --
Common stock, $0.01 par value; 30,000,000 shares authorized;
   5,196,304 shares issued and outstanding                          1,363,747
Accumulated deficit                                                (3,255,815)
                                                                  -----------

   Total stockholders' deficit                                    $  (302,467)
                                                                  ===========

--------------------------------------------------------------------------------
Pro Forma Capitalization of Ocean West Acquisition of Shares by Monogenesis:
--------------------------------------------------------------------------------
Stockholders' Equity (Deficit):

   Preferred stock, $0.01 par value; 10,000,000 shares
      authorized:
      Series C, 1,000 shares issued and outstanding               $   100,000
      Series E, 680 shares issued and outstanding                     170,000
      Series F, 1,050 shares issued and outstanding                   105,000
      Series G, 2,000 shares issued and outstanding                   200,000
      Series I, 125 shares issued and outstanding                      12,500
      Series L, 1,000 shares issued and outstanding                 1,000,000

   Class B common stock, $0.01 par value; 5,000,000 shares
      authorized, 210,096 shares issued and outstanding                 2,101
   Class D common stock
      par value - $0.01 per share; convertible; 600,000
      shares authorized; no shares issued and outstanding                  --
   Common stock, $0.01 par value; 30,000,000 shares
      authorized;
      5,585,104 shares issued and outstanding (1)                   1,367,635
Additional paid-in-capital                                            227,170
Accumulated deficit                                                (3,476,769)
                                                                  -----------

      Total stockholders' deficit                                 $  (292,363)
                                                                  ===========


--------------------------------------------------------------------------------


(1) The number of issued and outstanding Common Shares of Ocean West includes the 388,800 Common Shares issued to Monogenesis for $10,104. This number does not include the 3,000,000 Common Shares which may be issued upon the exercise of the warrants.


                                    BUSINESS

General

     Ocean West Enterprises, which also does business under the name Ocean West Funding, is a real estate finance company principally engaged in mortgage banking. We originate, package, fund and sell or broker on a whole loan basis conventional, government and non-conforming residential mortgage loans secured by one-to-four family residences. We consider "non-conforming" loans to be loans made to borrowers who are unable to obtain mortgage financing from conventional mortgage sources whether for reasons of credit impairment, income qualifications or credit history or have a desire or need to receive funding on an expedited basis. We primarily make loans to purchase existing or new residential properties, refinance existing mortgages, consolidate other debt or finance home improvements, education or similar items. We do not currently make any commercial loans.


     Ocean West Enterprises originates and funds loans with the goal of selling the loans into the secondary market as quickly as possible for a profit. In most cases, the loans are funded through advances from a credit facility which advances are repaid upon sale of the loans. The interest we receive from the borrowers prior to sales of the loans is in most cases equal to the interest we pay on our line of credit. The secondary market is any investor willing to purchase these types of loans; however, we sell loans almost exclusively to institutional investors, such as financial institutions. Typically, the institutional investors will specialize in purchasing a specific type of loan and will require that the loan documentation contain specified provisions and the loans meet specified parameters.

     The only loans that we do not sell are loans which for one reason or another are not immediately salable into the secondary market. Usually, these are loans that do not fit a purchaser's guidelines. This happens in the case of less than 1% of the loans we fund. Typically, we will hold the loans for a period of time, usually less than a year, and then sell them in the secondary market. It is easier to sell these loans after a payment history has been established. We usually hold only a few of these loans at any one time; as of March 31, 2002, we held eight of them.

     Ocean West Enterprises was formed in 1988. From the beginning, we have been primarily engaged in the origination and sale of residential real estate mortgages. Almost all of our originations were derived through independent mortgage brokers until 1998 when we established a retail telemarketing division to market loans directly to homeowners. With interest rate increases and the resultant decline in the refinancing market, we closed the telemarketing division in the first quarter of fiscal 2000. However, we continue to market loans directly to homeowners, using primarily other methods than telemarketing, through a retail division and through branch offices. For the year ended March 31, 2002, 76% of out loans were originated through our retail branch offices and 24% were originated through a network of independent brokers. Our current expansion plans are centered on new geographic markets and marketing directly to builders and real estate agents. Although still under development, applicants may complete loan applications through our website at www.oceanwest.com.


     The mortgage loans we originate generally range in size from $80,000 to $2,000,000 with most loans being in the $100,000 to $180,000 range. The following table illustrates the breakdown by size of loans originated during the last three fiscal years:


                                            Years ended March 31,
                               2002                  2001                 2000
                       -------------------   -------------------   -------------------
                       Number of             Number of             Number of
                         Loans     Percent     Loans     Percent     Loans     Percent
                       ---------   -------   ---------   -------   ---------   -------
Less than $100,000       1,408       33%       1,062        40%        634        32%

Between $100,000 and
   $180,000              1,652       39%       1,047        40%        949        49%

More than $180,000       1,208       28%         543        20%        375        19%
                         -----      ---        -----       ---       -----       ---

      Total              4,269      100%       2,652       100%      1,958       100%
                         =====      ===        =====       ===       =====       ===


     Substantially all loans we originate are secured by a first priority real estate mortgage with the remainder secured by less than a first priority mortgage. Typically less than 2% of the principal balance of loans are secured by second priority mortgages. Our core borrower base is individuals who purchase homes using government financing. Our non-conforming borrower base is individuals who do not qualify for traditional "A" credit because their credit history, income or some other factor does not conform to standard agency lending criteria.

HUD Loans

     We are an approved mortgage lender for HUD programs under which eligible loans are insured. HUD insured loans comprised 21% of the total loans in dollar value we originated during our most recent fiscal year and 50% and 61% during the two previous fiscal years. The volume of our HUD loans is declining as we are pursuing more profitable types of loans with less risk of liability. In order to maintain HUD certification, we must, among other things, maintain a minimum adjusted net worth of $1,000,000 calculated in accordance with HUD regulations which we failed to maintain in our last five fiscal years 2002, 2001, 2000, 1999 and 1998. The deficiencies were $1,302,467 in fiscal year 2002, $184,972 in fiscal year 2001, $1,208,529 in 2000, $172,901 in 1999 and $772,926 in 1998. Based on current indications, we believe that we will have earnings in fiscal year 2003 to reduce the deficiency. We also may need to raise additional equity capital to address the situation.


     In addition to maintaining the required net worth, we must maintain liquid assets of 20% of our net worth up to a maximum of $100,000. We must maintain a fidelity bond of $300,000 and $300,000 of errors and omission insurance coverage. We are required to maintain a warehouse line of credit sufficient to fund sixty days of average loan production. Our personnel must be trained and we must have one or more full time senior corporate officers with authority over the loan origination and servicing operations with a minimum of three years experience in mortgage activities similar to ours. A staff of at least three employees is also required. There are also additional requirements relating to conducting business, execution of insurance applications, office facilities, office approval, communications among offices, quality control, staffing reports, fees, compliance with laws, and agencies. We must submit a yearly verification report including certified audit reports prepared in accordance with HUD standards as part of the annual recertification procedure.

     Our loss of the right to make loans under the HUD program would have a material adverse effect on our business. Termination of the right to make HUD insured loans would not affect the insured status of loans previously made or our right to apply for, and be granted, a new certification if we later meet the criteria. In the event of such loss, we might be able to maintain a lower approval status allowing us to broker HUD loans, but not fund them.

Business Strategy

     We have had an operating loss in three of the last five years. However, for the first three months of fiscal 2003, loan volume has increased from the last two quarters of fiscal 2002.


     Management believes that the primary strengths of Ocean West Enterprises are the following:

     . Our management has over forty years of combined experience in the lending industry. Marshall Stewart, Daryl Meddings and Thomas Melsheimer have worked together since 1989.

     . Our management's experience in the mortgage lending industry means that these individuals have worked with many of the mortgage brokers that originate loans for us for a number of years enhancing efficiency and trust in the working relationship.

     . We have worked to foster, and believe that we have established, a reputation for a service oriented sales culture emphasizing quick and efficient responses to customer needs and market demands. One recent feature implemented to further this goal is the use of automated underwriting and laptop computers to provide "point of sale" loan approvals.

     . We have also worked to establish an operating philosophy among our employees requiring adherence to consistent and prudent underwriting guidelines for loans we make designed to produce mortgage products which are desirable to the secondary market.

     . We have been able to remain a low cost originator of loans by controlling expenses despite the fact that we have suffered losses in many years. The losses have been primarily due to expansion costs or misrepresentations which were made on a few loans. We revised our quality control procedures to reduce the risks of misrepresentations in the future.

     Our operating strategy is based on the following key elements:

     Whole Loan Sales for Cash: We sell almost all of our originated mortgage loans in ten to fifteen business days for cash, historically at a premium over the principal balance of the mortgage loans which practice we plan to continue.


     Continuing Growth of Wholesale Production: We believe that we can continue to grow wholesale production of loans by increasing penetration in existing markets and by selectively expanding into new geographic markets. We plan to increase penetration in existing markets by increasing our sales force targeted to such markets. Management believes that this is the most cost effective way of increasing the market share since "account executives" are compensated primarily through commissions, creating little expense for us if revenues are not being generated in a market. Establishing a sales force there is also the method for expanding into new markets. We select new geographic markets by analyzing an area's existing market and growth potential. Then, if acceptable, applying for lending approval for that area.

     Expansion of Product Offerings: We use relationships with mortgage loan brokers and real estate professionals which we have developed over the last six years to obtain the information necessary to quickly and efficiently tailor existing products or introduce new products to satisfy broker and consumer product needs. As part of this expansion, we have set up a wholesale web site and begun to use the internet to solicit new retail borrowers. Currently, since August 2000, we have been working on an Alternative "A" program. Alternative A loans are loans that are not standard documentation loans. This product would be sold directly to the Wall Street Capital Markets based on a risk grade model developed by one of our capital market investors, Credit Swisse First Boston. This product has higher loan-to-value ratios, borrowers with less than exceptional credit scores and uses higher debt service-to-income ratios. It also allows for greater flexibility than the standard agency guidelines. Although still in the developmental stage, we have begun selling it and it now accounts for approximately 7% of current production.


     Servicing: Currently, we sell more than 99% of the servicing rights to loans we originate.

     Warehouse Facility: Our management intends to continue to work to lower our costs of originating loans by attempting to negotiate more favorable credit facilities.

     As part of the benefits of expanding the business into other markets. we believe that a presence in other markets may help lessen the effect of any downturn in the Southern California market which is where 53% of our current loans are generated. We can only expand into states in which we have licenses or exemption certificates, although we may also make occasional loans in states which do not require a license for certain types, such as cash out refinancings involving a first priority mortgage or a certain number of loans made in a given period. For example, several states do not require a license if no more than three loans are made in that state during a twelve month period.


     In furthering the expansion, we currently hold license or exemption certificates in thirty-six states although we have not had significant loan activity in all of those. Currently, in addition to California, during our last fiscal year we made ten or more loans in Hawaii, Indiana, Michigan, Missouri, Nevada, Oregon, Tennessee, Texas and Washington. We also made occasional loans in sixteen additional states. We believe we are in substantial compliance with the laws of all states in which we do business.

Divisions

     Ocean West Enterprises currently has two divisions -- a wholesale division and a retail division. In wholesale transactions, we typically do not have any contact with the borrower at application while in retail funding, we have contact with the borrower from the beginning of the application process. Our wholesale division has relationships with approximately 1,000 approved independent loan brokers and has historically accounted for substantially all of our loan originations. Our retail branch division was created to expand our loan originations across the nation. Several years ago, we created a retail telemarketing division to market loans directly to homeowners. As the interest rate increased and the refinancing market decreased, we determined that the telemarketing efforts were no longer profitable and ceased telemarketing in the first quarter of fiscal 2000.

     Ocean West Enterprises is in the process of developing new retail divisions to market loans directly to builders and real estate agents. Management is currently negotiating an agreement with a person to fill the position of Retail Manager and oversee this division. Other items regarding recruitment of employees and location of the office have been discussed, but further action requires the input of the Retail Manager.

     During fiscal year 2002, 24% in total dollar value of loans we made were originated by wholesale brokers with no brokers originating more than 10% of such loan volume. The remaining 76% in dollar value of the loans were originated through our retail division branch offices through direct contact with borrowers. We are also working to develop a retail division to market loans directly to builders and real estate agents.

     During fiscal year 2002, Ocean West Enterprises acted as broker for a substantial amount of loans, in excess of one-third of loan volume. When acting as broker, we do not purchase and resell the loans ourselves. In such cases, we receive a commission on the transaction of 10% of the fees on the brokered loans and incur less liability. In fiscal year 2002, our gross revenue from brokered loans was $5,443,733 and net after commissions from such loans was $358,655. In fiscal year 2001, the gross revenue from brokered loans was $2,293,431 with net after commissions of $151,100. We did not receive any revenues from brokered loans in fiscal 2000.


     The following table sets forth the volume of mortgage loans originated through the Wholesale Division versus the Retail Division (which numbers include loans generated through the telemarketing division before it was closed):


                                      Years ended March 31,
                     2002                     2001                     2000
            ----------------------   ----------------------   ----------------------
               Volume      Percent      Volume      Percent      Volume      Percent
            ------------   -------   ------------   -------   ------------   -------
Wholesale   $158,948,097      24%    $185,049,472      41%    $219,997,953      84%

Retail       254,875,050      38%     179,951,094      40%      42,606,223      16%

Brokered     255,689,743      38%      84,112,182      19%              --      --
            ============     ===     ============     ===     ============     ===

   Total    $669,512,890     100%    $449,112,748     100%    $262,604,176     100%
            ============     ===     ============     ===     ============     ===


Wholesale Division

     Historically, our primary source of mortgage loans has been our Wholesale Division which maintains relationships with approximately 1,000 independent mortgage brokers. The mortgage loan brokers act as intermediaries in arranging mortgage loans. We currently have 171 active brokers.


     We typically enter into a mortgage broker agreement with each independent mortgage broker requiring the broker to meet licensing and other criteria. Basically, we establish a non-exclusive relationship with the mortgage brokers who generally also act for other mortgage loan companies as well. The mortgage broker, from time-to-time and at its option, will submit completed mortgage loan application packages from the general public to us for funding consideration and then will facilitate the closing of mortgage loan applications that we approve for funding. The broker's role is to identify applicants, assist in completing loan application forms, gather necessary information and documents and serve as our liaison with the borrower throughout the lending process.

     We review and underwrite the applications submitted by brokers, approve or deny the applications and set the interest rate and other terms of the loans. Upon acceptance by the borrower and satisfaction of all of the lending conditions, we fund the loan. Because brokers conduct their own marketing and use their own employees to obtain loan applications and maintain contact with borrowers, originating loans through brokers allows us to increase loan volume without incurring marketing, labor and other overhead costs associated with retail originations. We have no obligation to pay a mortgage broker any sums owed to the mortgage broker by a borrower or to pay a mortgage broker any sum with respect to any mortgage loan application package which is not closed and funded.

     Generally, mortgage brokers submit loan applications to an account executive in one of our sales offices. The loan is logged-in as required by the Real Estate Settlement Procedures Act, underwritten and, in most cases, conditionally approved or denied within forty-eight hours of receipt. We attempt to respond to each application as quickly as possible, since mortgage brokers generally submit individual loan files to several perspective lenders simultaneously and the lender with the quickest response has a better chance of obtaining the loan. If the application meets our underwriting criteria, we will issue a "conditional approval" to the broker with a list of specific conditions to be met and additional documents to be supplied prior to funding the loan. Some examples of additional documents which may be required are credit verifications and independent third party appraisals. In most cases, we fund loans within fifteen days of the approval of the loan application.

     We require that all independent brokers submitting loans to us be registered or licensed in the jurisdiction in which they operate and be approved by us in advance. We annually audit all brokers that submit loans to us in order to confirm possession of current licenses or registrations and to update the broker's financial statements and employees' names and addresses. We believe that an important element in developing, maintaining and expanding our relationships with independent mortgage loan brokers is to provide a high level of product knowledge and customer service to the brokers.

Product Types

     Ocean West Enterprises offers a broad range of mortgage loan products to provide flexibility to mortgage loan brokers and the retail division. These products vary in loan-to-value ratio and income requirements as well as other factors.


     The following is a list of our primary standard products:

     . FHA/VA - Thirty-year fully amortizing adjustable or fixed rate program -- adjustable rate program indexed to the one-year treasury featuring a cap of annual interest rate increases of 1% and a life cap on increases of 5%.

     . 95% LTV (loan-to-value) First Mortgage Loan -- Thirty-year fully amortized adjustable or fixed rate program that meets guidelines provided by purchasers of loans.

     . Conforming Mortgage Products -- Adjustable and fixed rate loan programs that meet the guidelines for purchase by government-sponsored entities, such as FNMA and FHLMC which guarantee mortgage backed securities, and by permanent investors in mortgage backed securities secured by, or representing ownership in, such mortgage loans.

     . Second Mortgage Program -- Fixed rate amortizing and fixed rate with a balloon payment programs that are limited to borrowers identified as A+ through B credit, risks, with a maximum combined loan-to-value ratio equal to 100%. Borrowers are given a credit grade through two basic methods. One is through an underwriter that knows and understands the end investors' credit requirements and grades the borrowers accordingly. The other is through automated underwriting systems used by many investors including Fannie Mae and Freddie Mac. In the automated system, the borrower's credit information is entered into a computer-driven underwriting system which analyzes the data and runs a credit report.

     . JUMBO Loans -- Adjustable and fixed rate loan program for loans that exceed the loan limits set by the Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan Mortgage Association (Freddie Mac). These loans are sold to investors in the secondary market that specialize in these types of loans and are structured to meet the guidelines provided by specific investors.


For non-conforming loans, we typically offer fixed-rate first mortgage loans which are amortized over a fifteen- or thirty-year period as well as loans with a balloon payment in fifteen years and payable during the fifteen year period under a thirty-year amortization schedule.

     The following table sets out loan originations by product type for the last three fiscal years:


                                                          Years ended March 31,
                                        2002                       2001                       2000
                              ------------------------   ------------------------   ------------------------
                                  Volume       Percent       Volume       Percent       Volume       Percent
                              --------------   -------   --------------   -------   --------------   -------
                              (in thousands)             (in thousands)             (in thousands)
Loan Types:
-----------
FHA/VA-Government                $161,874         24%       $159,221         43%       $159,894         61%

Conforming - Conventional         352,285         53%        135,458         37%         76,881         29%

Jumbo Loans                       146,034         22%         68,075         19%         24,684          9%

Second Mortgages                    9,320          1%          2,247          1%          1,145          1%
                                 --------        ---        --------        ---        --------        ---

      Total                      $669,513        100%       $365,001        100%       $262,604        100%
                                 ========        ===        ========        ===        ========        ===
Loan Products:
--------------

                                                          Years ended March 31,
                                        2002                       2001                       2000
                              ------------------------   ------------------------   ------------------------
                                  Volume       Percent       Volume       Percent       Volume       Percent
                              --------------   -------   --------------   -------   --------------   -------
                              (in thousands)             (in thousands)             (in thousands)
15/30 Year Fixed - All Loan
   Types                         $622,014         93%       $333,734         91%       $230,254         88%

Adjustable - All Loan Types        47,499          7%         31,267          9%         33,350         12%
                                 --------        ---        --------        ---        --------        ---

      Total                      $669,513        100%       $365,001        100%       $262,604        100%
                                 ========        ===        ========        ===        ========        ===


Quality Control

     Ocean West Enterprises has implemented a loan quality control process to help enforce sound lending practices and compliance with our policies and procedures as well the compliance requirements of agencies such as HUD, Fannie Mae and the requirements of other purchasers of mortgages. Prior to funding a loan, we perform a "pre-funding quality control audit" in which our staff re-verifies the borrower's credit history and employment, using automated services as well as verbal verifications. In addition, properties which will potentially secure the mortgage loans are appraised by an independent appraiser. All appraisals must be conducted by a qualified licensed independent appraiser and the appraisal must conform to the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of the Appraisal Foundation. Our personnel also review every appraisal to confirm the adequacy of the property as collateral prior to funding.

     In addition, our quality assurance department audits a percentage of all loans which are funded. The department reviews the documentation, including appraisals and recertifications, for compliance with established underwriting guidelines and lending procedures. The department also reexamines the funding documents for accuracy, completeness and adherence to corporate, state and federal requirements. As part of the audit process, any deficiencies discovered are reported to senior management to determine trends and any need for additional training of personnel.

Underwriting

     Ocean West Enterprises has established underwriting criteria under which mortgage loans are originated. The loans originated under these underwriting guidelines generally also satisfy the underwriting standards used by the Federal Housing Association, the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. The underwriting guidelines are intended to aid in evaluating the credit history of the potential borrower, the capacity of the borrower to repay the mortgage loan, the value of the real property which will secure the loan and the adequacy of such property as collateral for the proposed loan. The loan terms, including interest rate and maximum loan-to-value ratio, are determined based upon the underwriter's review of the loan application and related data and the application of the underwriting guidelines.

     We employ only experienced underwriters. Our Underwriting Manager must approve the hiring of all underwriters, including those who will be located in a regional or branch office. Our underwriters must have had either substantial underwriting experience or substantial experience with us in other aspects of the mortgage finance industry before becoming part of the underwriting department. All underwriters are required to participate in ongoing training, including regular supervisory critiques of each underwriter's work. We believe that our underwriting personnel have the ability to analyze the specific characteristics of each loan application and make appropriate credit judgments.

     The underwriting guidelines include three levels of documentation requirements for applicants which are referred to as the "Full Documentation," "Lite Documentation" and "Stated Income Documentation" programs. The level of documentation required for a specific loan is dictated by the purchasers in the secondary market. Under all three programs, we review:

     .    the applicant's source of income;
     . calculate the amount of income from sources listed on the loan application or other documentation;
     .    review the credit history of the applicant;
     . calculate the debt service-to-income ratio to determine the applicant's ability to repay the loan;
     .    review the type and use of the property being financed; and
     .    review the property.

In determining the ability of the applicant to repay the loan, our underwriters use: (a) a qualifying rate that is equal to the stated interest rate on fixed-rate loans, (b) the initial interest rate on loans which provide for three years of fixed interest rate and payments before the initial interest rate adjustment, or (c) 2% above the initial interest rate on other adjustable-rate loans. The underwriting guidelines require that mortgage loans be underwritten following a standard procedure which complies with applicable federal and state laws and regulations and requires our underwriters to be satisfied of the value of the property to be mortgaged based upon a review of the appraisal. In general, the maximum principal amount of loans originated under our conventional program is $650,000; however, management may approve and make larger loans on a case-by-case basis. Larger loans also require approval by the intended purchaser of the loan.

     Under the Full Documentation program, applicants are generally required to submit two written forms of verification of stable income for at least twelve months. Under the Lite Documentation program, the applicant submits twenty-four months of bank statements. Under the Stated Income Documentation program, an application may be accepted based upon the monthly income stated on the mortgage loan application if other criteria are met. All of the programs require a telephone verification of the employment of salaried employees. In the case of purchase money loans, under the Full Documentation program guidelines and, on all purchase loans where the loan-to-value ratio is greater than 80%, we also verify source of funds to be deposited by the applicant into escrow.

     Management evaluates the underwriting guidelines on an ongoing basis and periodically modifies them to reflect current assessments of various issues relating to underwriting analysis. In addition, as new loan products are developed, we adopt underwriting guidelines which are appropriate for the new products. Conventional mortgage loans and second mortgage loans, including 125% loan-to-value loans, are underwritten to the standards of the intended purchasers of the loans and use information, including credit scores, which we do not generally consider under our standard underwriting guidelines.

Sale of Loans

     Ocean West Enterprises generally sells substantially all of the loans originated. The dollar amount of loans held for sale varies from day to day, but on March 31, 2002 was approximately $12,745,000. Once we have funded a loan through a credit facility, the next objective is to sell the loan as quickly as possible which typically happens in ten to fifteen business days. A reconciliation package is prepared for accounting. The file then moves on to the shipping department where it is copied and stacked to specific investor guidelines. After we receive the final HUD or other closing statement, usually two to three days after funding, the file is sent to the appropriate investor and revenue is recognized. We typically make general representations and warranties to purchasers of the mortgages relating to borrower disclosures, closing procedures, credit documentation, follow-up documentation and accuracy of representations. In many cases, purchasers of the mortgages will require language in the documentation mandating that we return all or a portion of the premium and any premium paid for servicing rights for loans that are paid off early, typically prior to the end of the first year. In most cases, we are only liable for premium recapture if the loan is being prepaid as a result of a refinancing with us or one of our affiliates.

     Most of our loans are purchased by the following institutional investors:
Chase Manhattan Mortgage, Citmorgage, Inc., Headlands Mortgage Corporation, Green Point Mortgage, Indy Mae, G.E. Capital Corporation, Interfirst Mortgage, Fleet Mortgage, Firstar Bank N.A., First Union Mortgage Corporation, Saxon Mortgage and Washington Mutual. Purchasers of loans vary from time to time as the purchasers get in and out of the market. For the fiscal year which ended March 31, 2002, one buyer purchased in excess of 10% of our production; First Nationwide purchased approximately 18%. For the fiscal year which ended March 31, 2001, a different buyer, Credite Suisse First Boston purchased approximately 18%. The purchaser for a particular loan is chosen by our secondary marketing department. Commitments to purchase loans are made on a loan by loan basis. We are not required to provide a certain number of loans to any purchaser.


Mortgage Loan Servicing Rights

     Ocean West Enterprises currently sells the servicing rights on the loans it funds to the purchaser of the loan. At the time the loan is sold, the purchaser of the loan typically pays us a premium for the release of the servicing rights. The premium is paid for the right to collect the servicing fees for the period the loan remains on the investor's books. A typical spread for an "A" grade loan is 1/4 of 1% annually. In the past, we occasionally retained servicing rights, but no longer do so regularly. Since we are not currently set up to service loans in-house, we contract with


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


Dovenmuehle Mortgage, Inc. to subservice any loans for which we have servicing rights. The subservicer is responsible for accepting and posting all payments, maintaining escrow accounts and reporting to the end investors, such as Fannie Mae, Indy Mae, etc. For this service, we typically pay the subservicer a monthly fee averaging $6 to $7 per loan. Currently, the subservicer is servicing forty-five loans with approximately $3,512,000 in total principal balance. The amounts paid to the subservicer will decline as the loans are paid off.


Competition

     The mortgage banking business is highly competitive and there are many participants. The market for mortgage loans is influenced by interest rate levels as well as other general economic and demographic factors. We compete with other wholesale and retail mortgage banking entities and financial institutions, many of which have substantially greater financial and other resources than we do. We also compete with mortgage brokers, including those that have agreements with us who usually represent and submit applications to more than one mortgage provider. Mortgage brokers compete on the basis of service, range of mortgage loan products and pricing. We currently depend primarily on mortgage brokers for loan originations. Competitors seek to establish relationships with the same mortgage brokers we do. The mortgage brokers are not obligated to continue to provide loans to us.

Mortgage Loan Funding and Financing Arrangements

     Ocean West Enterprises funds mortgage loans primarily through a warehouse facility provided by First Collateral Services. A warehouse facility or warehouse line of credit is a credit facility under which the borrower may borrow funds from time to time for a specific purpose, in this case, to fund mortgage loans. First Collateral provides us with up to $20,000,000 (under an orally granted increase in the line limits). The facility is secured by the mortgage loans financed through the line, related mortgage servicing agreements and the personal guarantees of the two primary shareholders, Marshall Stewart and Daryl Meddings.

     The warehouse line provided through First Collateral bears interest at the bank reference rate plus 2.5% (4.379% on March 31, 2002) and expires on August 31, 2002. In the past, upon expiration of the line, the lender has extended it for short periods or continued to fund loans after expiration. The lender has imposed restrictions on the types of loans and maximum amounts per individual loans which may be funded through the line. Borrowing pursuant to the line is limited to the lesser of the credit line and the value of the loans securing the line calculated as provided in the loan documents. The value of the loans for the purposes of calculating the borrowing limits is typically limited to 98% of the purchase price of the loan; we must fund the remaining 2% out of working capital. Interest is payable monthly and each advance is payable at the time of the loan sale. The outstanding balance under this warehouse line of credit was $12,404,044 at March 31, 2002. At times, the outstanding balance on the line has been in excess of the limit on the line. However, the lender has continued to fund loans under the line.


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

     The loan agreement governing the terms of the First Collateral line of credit contains various restrictive covenants relating to tangible net worth and various debt and other ratios. Payment of cash dividends or redemption of shares is also restricted to net income after the date of the applicable agreement computed on a cumulative basis. We are in violation of the restrictive covenants. The lender has waived the covenant violations through March 31, 2002. Although the lender has not chosen to do so, it is entitled to cease funding loans at any time and/or declare the balance to be immediately due and payable. In such case, the interest rate on the outstanding balance would be increased by 4% and we would be required to pay any costs incurred by the lender in collection. The lender could also execute on the mortgage loans which are the collateral for the line. Upon the lender's sale of the collateral, we would be responsible for the difference between the amount the lender received on sale and the amounts we owe the lender.





Employees

     Ocean West Enterprises has approximately 415 employees of which a little over one-half are primarily employed in sales. Approximately one-third of such employees hold clerical positions. The remaining employees hold administrative positions and include Marshall Stewart, the Chief Executive Officer, and Daryl Meddings, Executive Vice President and the Chief Financial Officer.


     Ocean West Enterprises entered into a financial consulting agreement with a holder of its preferred stock on November 21, 1996 in connection with the purchase of such stock. Under the agreement, Cheyenne Properties, Inc., agreed to provide advice with respect to corporate policies in the area of finance. For such services, Ocean West Enterprises pays the consultant $6,000 per month. This agreement remains in place.




Properties

     Our headquarters are located at 15991 Redhill Avenue, #110 in Tustin, California. We lease approximately 13,160 square feet of office space under a lease the current term of which expires November 30, 2003. The two founding shareholders, Marshall Stewart and Daryl Meddings, personally guaranteed the lease. Rent is currently $17,955 per month plus overrides and increases annually beginning December 1, 1999 to $18,556 for the last year of the term. We have the right to renew the lease for one additional sixty month term. During the renewal term, the rent will be adjusted to the then current market rate. We also have 103 branch offices. Our primary branch offices are located at: Ocean West Funding, 12211 West Bell Road #203, Surprise, Arizona 85374; Ocean West Funding, 300 Carlsbad Village Drive #108A/108, Carlsbad, California 92008; Ocean West Funding, 35 Laurel Creek Lane, Laguna Hills, California 92653; Pacific Loan Company, 40671 Hwy. 41, Ste. A, Oakhurst, California 93644; Ameribank Mortgage of California, 2875 Moorpark Avenue #208, San Jose, California 95128; Freedom Lending Group, 42156 10th Street West, Lancaster, California 93534; Ocean West Funding, 1954 Placentia Avenue #206, Costa Mesa, California 92627; Ocean West Funding, 3975 Bradford Walk Trail, Buford, Georgia 30519; and Ocean West Funding, 803 W. Watauga Avenue, Johnson City, Tennessee 37604.


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

Regulation

     The consumer finance industry is highly regulated, therefore Ocean West Enterprises is subject to extensive and complex rules and regulations of, and examinations by, various federal, state and local government authorities. These rules impose obligations and restrictions on our loan origination, credit activities and secured transactions. In addition, these rules limit the interest rates, finance charges and other fees that we may assess, mandate extensive disclosure to borrowers, prohibit discrimination, and impose multiple qualifications and licensing obligations. Failure to comply with these requirements may result in, among other things, loss of HUD approved status, demands by purchasers of mortgages for indemnification or mortgage loan repurchases, exercise of rights of recission of mortgage loans by borrowers, class action lawsuits by borrowers, administrative enforcement actions, and civil and criminal liability. We use our quality assurance program to monitor compliance and, based upon assessments of our compliance staff, believe that we are in compliance with applicable rules and regulations in all material respects.

     Our loan origination activities are subject to the laws and regulations in each state in which we conduct lending activities. For example, state usury laws limit the interest rates that we can charge on our loans. In connection with plans to expand on geographic reach, we have investigated licensing requirements in additional states. We currently hold licenses or exemption certificates in thirty-six states. We do not have operations or significant loan activity in all of these states at this time. Our current operations and loan activity is primarily in California. However, we made ten or more loans in nine other states and occasional loans in sixteen more states.

     Our lending activities are also subject to various federal laws, including the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Real Estate Settlement Procedures Act and the Home Mortgage Disclosure Act. We are not currently making loans subject to the Homeownership and Equity Protection Act of 1994. More specifically, we are subject to disclosure requirements under the Truth-in-Lending Act and Regulation Z promulgated thereunder. The Truth-in-Lending Act is designed to provide consumers with uniform, understandable information relating to specified terms and conditions of loan and credit transactions and, by standardizing the form of information provided, facilitate comparisons among available credit options. The act also gives consumers the right to change their minds about a credit transaction by guaranteeing consumers a three-day right to cancel some credit transactions, such as loans of the type we originate. In addition, the Truth-in-Lending Act gives consumers the right to rescind the loan transaction if the lender fails to provide the required disclosures to the consumer.

     We are also required to comply with the Equal Credit Opportunity Act of 1994 and Regulation B promulgated thereunder, the Fair Credit Reporting Act, the Real Estate Settlement Procedures Act of 1975 and the Home Mortgage Disclosure Act of 1975. The Equal Credit Opportunity Act prohibits lenders from discriminating against an applicant for a loan on the basis of race, color, sex, age, religion, national origin or marital status. Regulation B prohibits lenders from requesting some types of information from loan applicants. The Fair Credit Reporting Act requires lenders to supply applicants with information relating to the denial of any loan application. Beginning with loans originated in 1997, the Home Mortgage Disclosure Act requires that we file

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

annual reports with HUD for collection and reporting of statistical data in loan transactions. The Real Estate Settlement Procedures Act mandates disclosures concerning settlement fees and charges and mortgage servicing transfer practices. It also prohibits the payment or receipt of kickbacks or referral fees in connection with the performance of settlement services.

     Ocean West Enterprises is highly regulated by government entities. The laws and regulations under which we operate are subject to change at any time. In addition, new laws or regulations may be added at any time. There can be no assurance that any change or addition of laws will not make compliance more difficult or more extensive, restrict ability to originate, broker, purchase or sell loans, further limit the amount of commissions, interest or other charges which may be earned, or otherwise adversely affect our business or prospects.

Legal Proceedings

     Ocean West Enterprises is involved in litigation relating to a loan which it sold; the land and house securing the loan was condemned because of a slide problem. A complaint for breach of contract relating to repurchase obligations was filed on May 20, 1999 in the Los Angeles, California Superior Court. The case was styled Homeside Lending, Inc. v. Ocean West Enterprises, Inc. et al. The case with the purchaser of the mortgage was settled for approximately $84,000 which amount includes costs and attorneys fees. We received a judgment for the same amount plus our costs and fees against the broker and the appraiser. We may or may not be able to collect the judgment. We are not aware of any pending or threatened claims which might materially affect our business.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     Ocean West Enterprises is primarily engaged in the origination, packaging, funding and sale as well as brokering of mortgage loans secured by one-to-four family residences. Our income mainly consists of gains from sales of mortgage loans on the secondary market and to private investors. We also generate revenues through fees such as brokerage fees, underwriting fees, processing fees and document drawing fees, in connection with the funding of a loan. During fiscal year 2002 approximately two-thirds of our revenues were derived from the sale of loans and approximately one-third were derived from fees charged in connection with loans originated. This breakdown is typical and has not changed significantly in recent years, but may change if we continue to expand the loan brokering portion of our business.

     For the most part, we fund loans through credit facilities. The amount drawn from a line of credit for a particular loan is repaid when that loan is sold to an investor. We receive funds from loan fees and origination and/or discount fees charged to the borrower. The fees collected at the time of funding are paid to us and recorded to the loan balance on the day of funding. When a loan is purchased by an investor, the remaining fees, including a fee for the release of the servicing rights, are paid, less any fees to investors and any further servicing obligations on that loan. Servicing


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


release premiums range from 0% to 2.55% of loan principal depending on the type of loan, term and principal amount. Revenues from sales are recognized at the time of sale, net of the related loan balance and fees paid on the sale.

     Currently, we fund loans primarily through a line of credit with First Collateral Services. The line of credit expires on August 31, 2002. We are not in compliance with the restrictive covenants; however, the noncompliance has been waived through March 31, 2002. Noncompliance will continue to be reviewed by the lender. We hope to eventually renew the line of credit for an additional year, which is a typical term of a line of credit. However, typically the lender extends the line of credit for short periods and has also continued to lend after the expiration of the line. Currently our liquidity is tied to the line of credit which may be revoked at any time by the lender. We hope to strengthen our financial position and obtain a stronger commitment from our lender in the future, but may not be able to do so.

     We receive most of our revenues from the sale of loans to investors, although our income from loan brokering is increasing. Once a loan is sold, the amount advanced through the warehouse line of credit is repaid and the overage is deposited in our account. Frequently, we receive the borrower's first monthly payment if the investor buys the loan one payment down. Loan fees we charge are made up of underwriting, funding, administrative, document drawing and other miscellaneous fees depending on the type of loan funded which also provide revenue. Fees collected on loans range from $575 to $995 per loan. The amount of the fees generated on a particular loan vary based upon the type of loan.

     A loan broker generally receives commissions on the individual loan transactions submitted by the broker. Commissions vary based upon loan type, loan amount, interest rate and fees charged by the broker. Typical commissions range between $4,000 and $4,300 per loan transaction. When we act as broker, we typically receive 10% of the fees and incur less liability. Our net revenues from loan brokerage activities for the fiscal years ended March 31, 2002 and 2001, respectively, were $358,655 and $151,100. We had no revenues from this type of business in fiscal year 2000.


     Occasionally, typically two to three times per year, Ocean West Enterprises is required to repurchase loans from investors. The repurchase price is equal to the amount of the original purchase price, plus interest and fees associated with the loan, less any payments made by the borrower. Our disposition of the loan upon repurchase depends upon the reason for the repurchase. In most cases, the repurchase occurs because the investor believes the loan does not fit into the investor's guidelines. Usually, in these cases, we are able to sell the loan to another investor as a "seasoned" loan with a payment history in three to six months time. In the event of resale, there is little ultimate effect on our results of operations other than a delay in recognition of income and a loss potential of 10% to 15% of the loan balance based on our historical experience. If the loan is not resalable as is, we will work with the borrower to refinance the loan into a different loan program. On rare occasions, three times over the last five to six years, we were forced to hold the loan for a longer period of time.

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

     Ocean West changed its year end subsequent to March 31, 2002 from March 31 to September 30 effective in 2002. The reasons for the change were a reduction in auditing costs as fewer companies use a September 30 year end and to aid in HUD reporting.


Results of Operations

     The uncertainty which potentially has the single largest effect on the results of operations of Ocean West Enterprises is interest rate trends. Trends in interest rates are not only important to the refinance business, but are also very important in the purchase market as well. As interest rates rise, more individuals are eliminated as potential borrowers. The reason for this is simple
- as interest rates get higher, so do the mortgage payments. Higher payments mean fewer people have the ability to qualify for loans. Historically, a rising interest rate market is more difficult for mortgage bankers like us to deal with than for banks. The reason for this is that banks tend to have an advantage in an adjustable rate market, because banks have the ability to hold loans and, therefore, can be more creative in designing adjustable rate loans to fit the borrower's needs. Mortgage bankers are limited to loan products which can be sold in the secondary market or securitized. These programs have become more competitive in recent years, but banks still retain a competitive advantage.

     Inflation has an impact on us because it typically has an impact on interest rates. As the threat of inflation becomes more of a concern, interest rates tend to rise. This result is based upon the perception that the FED will revise short-term interest rates to keep inflation in check. This concern ultimately affects mortgage rates.

     During the last five fiscal years, we have had operating losses and in the year prior to those, had a significant decrease in operating income. Management attributes the decrease in income and increase in loss to the following:


     . broker fraud resulting in loss on two loans of approximately $250,000 which was recognized in fiscal year 1998
     . decrease in loan volume resulting from the adoption of stricter prefunding quality control measures
     . costs of operating the telemarketing division which was recently shut down


To counter the reduction in loan volume, we lowered some of our prices and volume levels increased. More favorable pricing was then reestablished and for the most part loan volumes are holding up; there was a decrease in loan volume for the third quarter of fiscal year 2002 which management believes was due to the slow down in the economy resulting from the events of September 11, 2001.

     Our revenues are currently derived approximately two-thirds from sale of loans and one-third from fees generated in connection with such sales. Revenues generated from the sale of a loan vary based on loan type and size. Premiums paid can range from 1/8% to 2 1/2% of the loan amount. Conventional conforming loans have lower premiums while government and "Alternative A" products have higher premiums. Fees received also vary depending on loan type and origination source and generally range from $495 to $995 per loan. For example, typically FHA refinances generate $495 in fees and conventional conforming loans generate $995 in fees.

Year Ended March 31, 2002 compared to Year Ended March 31, 2001

     During fiscal year 2002, Ocean West Enterprises made 4,269 loans with an aggregate dollar value of approximately $669,512,900 compared to 2,652 loans with an aggregate dollar value of approximately $449,113,000 in fiscal year 2001. Most of the loans originated were in principal amounts between $100,000 and $180,000.

     Net revenues from origination and/or sale of loans increased 24% from $8.5 million for fiscal year 2001 to $10.5 million for fiscal year 2002. Approximately $2,105,500 of the revenue for fiscal year 2002 was attributable to income from loan fees, as opposed to income for premiums on the sale of loans. The portion attributable to fee income for fiscal 2001 was approximately $1,837,000.

     Total operating expenses increased 20% from $9.1 million for fiscal year 2001 to $10.8 million for fiscal year 2002. Salary, wages and payroll taxes increased by 21% from $4.3 million for fiscal year 2001 to $5.3 million for fiscal year 2002 and other general and administrative expenses increased 15% to $4.8 million for fiscal year 2002 from $4.2 million for fiscal year 2001. General and administrative expenses were primarily made up of rent, advertising services, fees for professional services, insurance and office expenses. Salaries, wages and payroll taxes increased as more employees were needed to handle increased loan volume which increased significantly from the loan volume of the previous year despite a slower third quarter which management believes was due to the events of September 11. Rent, insurance and related office expenses increased as more branch officers were added as we continued to move from primarily originating loans through independent brokers to originating loans primarily though our employees.. Interest expense decreased 33% from $69,506 for fiscal year 2001 to $46,600 for fiscal year 2002.

     Ocean West had a net loss of $284,494 for fiscal year 2002 compared to a net loss of $514,459 for fiscal year 2001. We had a net operating loss of $278,872 in fiscal year 2002 compared to a net operating loss of $549,380 for fiscal year 2001, slightly offset by other income of $34,921. In fiscal year 2002, we paid income taxes of $800.


Year Ended March 31, 2001 Compared to Year Ended March 31, 2000

     During fiscal year 2001, Ocean West Enterprises made 2,652 loans with an aggregate dollar value of approximately $449,113,000 compared to 1,958 loans with an aggregate dollar value of approximately $262,604,000 in fiscal year 2000. Most of the loans originated in both years were in principal amounts between $100,000 and $180,000.

     Net revenue from origination and sale of loans increased 121% to $8.5 million for fiscal year 2001 from $3.9 million for fiscal year 2000. Net servicing fees decreased by 100% from $61 for fiscal year 2000 to $0 for fiscal year 2001. Gains on the origination of mortgage servicing rights also decreased by 100% from $20,861 for fiscal year 2000 to $0 for fiscal year 2001. Both decreases were due to management's decision to sell all servicing right in mortgages originated. Approximately $1,837,000 of the revenue for fiscal year 2001 was attributable to income from loan fees, as opposed to income from premiums on the sale of loans. The portion attributable to fee income for fiscal 2000 was approximately $1,299,000.


     Total operating expenses increased by 82% to $9.1 million for fiscal year 2001 from $5.0 million for fiscal year 2000. General and administrative expenses were primarily made up of rent, advertising services, fees for professional services, insurance and office expenses. Most of the increase was the result of a 90% increase in general and administrative expenses from $2.2 million for fiscal year 2000 to $4.2 million for fiscal year 2001 and an 81% increase in salaries, wages and payroll taxes from $2.4 million in fiscal year 2000 to $4.3 million in fiscal year 2001. Rent, insurance and related office expenses increased as more branch offices were added to handle increased loan volume. Advertising expenses also increased with the addition of branches. Salaries and wages increased as more employees were hired to handle the increased loan volume. Interest expense decreased by 45% from $126,715 to $69,506 from fiscal year 2000 to 2001.

     Ocean West had a net loss of $514,459 for fiscal year 2001 compared to a net loss before extraordinary item of $1,169,457 for fiscal year 2000. Gain on forgiveness of debt reduced the net loss to $1,152,028 in fiscal year 2000. The decrease in net loss was primarily due to a larger increase in revenues than in expenses. Other income decreased from $184,581 to $34,921 from fiscal year 2000 to 2001. The difference was attributable to a gain from a sale of property in fiscal 2000.





Liquidity and Capital Resources

     Liquidity is the ability of a company to generate funds to support asset growth, satisfy disbursement needs, maintain reserve requirements and otherwise operate on an ongoing basis. If our loan volume increases too rapidly, the increase could have a severe impact on liquidity. The warehouse facilities limit the amount which may be advanced on each loan funded. Therefore, we must use our cash to fund the additional dollars needed to close escrow. The revenue is not recognized until the loan is sold. Thus, it is crucial that we monitor loan volume closely.

     Ocean West funds operations through a combination of borrowings and issuance of stock. From April 1, 1999 through March 31, 2002, we received proceeds of $335,000 from the issuance of 1,340 shares of Ocean West Enterprises common stock which were exchanged for 187,600 common shares of Ocean West, $1,298,500 from the issuance of Ocean West Enterprises preferred stock, redeemed $10,000 of common stock, redeemed $243,500 of preferred stock, converted 3,700 shares of preferred stock with a total stated value of $967,500 to common stock, issued 250,400 Class B common shares in connection with the exchange of shares of Ocean West Enterprises, converted 40,304 shares of Class B common stock to 40,304 shares of common stock, and paid dividends on preferred stock of $558,585. Of the shares of preferred stock issued during this period, $236,500 in value of the shares were made up of notes payable which were converted to preferred shares upon agreement between the issuer and the holder of the notes. Of the shares that were redeemed, $54,000 were redeemed in connection with a write off of a note receivable.

     In March of 2002, 3,700 shares of the outstanding preferred stock of Ocean West Enterprises were exchanged for 774,000 Common Shares of Ocean West based on the following formula: stated value divided by five with the result multiplied by four. Ocean West Enterprises also redeemed 15 shares of the preferred stock. The remaining 5,855 preferred shares were exchanged for 5,855 preferred shares of Ocean West.

     Our primary need for operating capital is to fund mortgage loans upon closing prior to their eventual delivery to purchasers in the secondary market. We typically fund these loans through our warehouse lines of credit. We have one primary credit facility that will typically fund up to 98% of the price paid by the purchaser to a maximum of 100% of the note amount. The average time between funding a mortgage and the receipt of the proceeds from the sale of the mortgage was approximately fifteen days during fiscal 2002. We also have the ability to activate a $5,000,000 line of credit with Provident Bank which we have used in the past, but which is currently not active. Although we believe it could be activated in two weeks time, the lender is under no obligation to do so.

     Our primary line of credit is with First Collateral Services with an orally granted limit of $20,000,000, although First Collateral has loaned us funds in excess of the stated limit. The line of credit expires on August 31, 2002. In the past, the lender has typically extended the line of credit for short periods and has also continued to lend after the expiration of the line. We are in violation of covenants relating to the line and First Collateral may terminate the line at any time. First Collateral has waived covenant violations through March 31, 2002. As of March 31, 2002, the outstanding balance on the line of credit with First Collateral Services was $12,404,044. We have frequently drawn amounts in excess of the limit on the line. However, the lender has continued to fund loans under the line. It bears interest at a rate equal to the bank references rate plus 2.5% and the rate on March 31, 2002 was 4.379%.






     Upon termination and demand under the line of credit, the interest rate on any unpaid amounts would be increased by 4% and we would be required to pay any expenses of collection incurred by the lender. The lender also could execute on the mortgage loans which are the collateral for the lines. We would be responsible for the difference between any amounts received by the lender upon the sale of the collateral loans and amounts sold under the line. Typically all of the fundings under the line are short-term and the lines would most likely be substantially repaid upon the sale of the mortgages in due course without incurring large amounts of additional interest.

     At the present time, our liquidity resources are minimal. We have not consistently met the HUD net worth requirements. We are also not in compliance with substantially all of the restrictive covenants of the primary credit facility. In addition, we frequently draw in excess of the maximum amount provided for in the agreement on the primary line of credit.

     HUD has not rescinded our certifications nor have the lenders declared us in default and covenant violations through March 31, 2002 have been waived. If either HUD rescinded our certification or our primary lender declared us in default, we would not be able to operate as we are now operating and we may not be able to continue operations. At this time, management believes that we are able to fund current production levels; provided that we are able to maintain production levels sufficient to produce profits. Currently, we believe a loan volume level of at least $25,000,000 per month is necessary to do that. For our fiscal year ended March 31, 2002, our average loan volume per month was $34,486,500. These numbers reflect only fundings through the warehouse lines of credit and do not include loans which we broker to other companies that are funded by such other companies.

     During its fiscal year 2000, Ocean West Enterprises converted amounts due under a line of credit it had with Union Bank of California to a term note. The amount due under the line at the time of conversion was $95,310. As of March 31, 2002, the remaining principal was $32,760. The note bears interest at 12% per annum and has a maturity date of February 2003. Payments in the amount of $3,165 are due monthly. The proceeds of the initial loan were used as operating capital.

     Ocean West Enterprises also had outstanding on March 31, 2002 two notes payable to related parties. Both are in favor of Ron Meddings, a shareholder and the father of one of the controlling shareholders. As of March 31, 2002, the outstanding principal amounts were $35,000 and $50,000, the former bearing interest at 15% per annum and the latter at 24% per annum. Both notes are due March 1, 2007 with interest only payable monthly until maturity. The proceeds of the notes were used for operating capital.

     Ocean West Enterprises borrowed $30,000 from another shareholder, Jennifer Ericson, which note accrued interest at 20% per annum. Interest only was payable monthly prior to maturity and the principal was due on February 1, 2002 and has been paid. The proceeds were used for operating capital.

     Ocean West Enterprises also had outstanding at March 31, 2002 a note payable to Independent National Mortgage Corp. with outstanding principal of $42,634 on such date. The note bears interest at 8.375% per annum and is payable in monthly installments of $334 through August 2028. It is secured by a Deed of Trust on property held by Ocean West Enterprises.

     During fiscal year 2002, Ocean West Enterprises incurred capital lease obligations of $130,920 for new telephones and related equipment and computer equipment. During our 2000 fiscal year, we incurred capital lease obligations of $219,272 for four copiers, a fax machine and a mortgage banking database system and related support. None were incurred in fiscal year 2001.

     From time to time, upon defaults in payments on loans funded by us, we take back real property mortgaged to secure the loans. In fiscal year 2000, we sold a single family home and a condominium. The sale of the home for $329,195 generated a loss of $15,806. The sale of the condominium for $266,025 resulted in a gain of $155,525.


     In the future, we hope to be able to increase capital and liquidity so that we can increase loan production. Management believes that, in the long-term, a development of a market in our stock should aid in increasing capital. Management intends to retain earnings for the foreseeable future to help increase liquidity and hopes that the share price will be high enough so that some of the warrants are exercised. Future offerings are possible, although management does not currently have any specific offering plans.

     In the short term, management's goal is to maintain current production levels with no significant increases or decreases until our liquidity increases. Management believes that the increase in net income will aid liquidity.

     Net cash provided by operating activities for the fiscal year ended March 31, 2002 was $8,307,135 as opposed to $398,801 for fiscal year 2001. The primary sources of this cash were mortgage loans held for sale and receivables from loans sold which were significantly larger than at the end of fiscal year 2001. As loans are purchased by investors, the amounts advanced for such loans through the warehouse line of credit are paid. At that time, the receivables are cleared and the cash deposited in our operating account. These accounts vary significantly depending upon where the bulk of the loans are in the process of funding and selling.

     Net cash used in investing activities during fiscal year 2002 was $20,505 which was used to purchase property and equipment of $55,146 offset by the collection of $34,641 in notes receivable. Net cash used in investing activities for fiscal 2001 was $40,377 and was attributable to purchases of property and equipment of $25,643 and issuance of notes receivable in the amount of $25,643.

     Net cash used for financing activities for fiscal year 2002 was $8,639,858 consisting primarily of borrowings under the warehouse lines of credit of $8,485,197 and including proceeds from the issuance of preferred stock of $300,000. These were offset by payments of $52,411 on long-term debt, $85,792 on capital leases, $110,500 for redemption of preferred stock, $195,958 of preferred stock dividends and $10,000 for redemption of common stock. Net cash used for financing activities for the 2001 fiscal year was $38,567 of which $504,358 was used primarily to repay the warehouse line of credit. Issuance of stock of $736,000 provided funds to offset the repayments. Additional funds of $76,453 were used to make payments on capital lease obligations and $176,027 was used to pay dividends on preferred stock.

     As of March 31, 2002, Ocean West Enterprises had net operating loss carryforwards for Federal income tax purposes of approximately $2,200,000 and, for state reporting purposes, of approximately $1,200,000, available to reduce future taxable income, portions of which expire on various dates through 2020.


Interest Rate Risks

     The primary market risks that we face are interest rate risks. Interest rate movements affect the interest expense on our warehouse lines of credit, the interest income earned on loans held for sale, the value of mortgages held for sale and the ultimate gain recognized on mortgage loans which are sold. In a high interest rate environment, borrower demands for mortgage loans, especially refinancing of existing mortgages, decline. Higher interest rates may also adversely affect the volume of mortgage loans. In a low interest rate market, typically one in which the interest rates have declined sufficiently to make refinancings for lower rates economical, we may incur prepayment penalties when significant number of loans we originate are refinanced early on the life of the loan to take advantage of lower interest rates.

     We protect against interest rate risks to the extent we can by pre-selling most loans to investors prior to funding, locking in rates and returns. The method of locking in rates and returns varies from investor to investor. Some investors will commit to rates by telephone while others require written commitments via facsimile or e-mail. The investor responds with a commitment or trade number upon confirmation. At that point, the rate and purchase price for that loan are guaranteed for a definite period of time. We have the option with most investors to lock in rates for either a "best efforts" or mandatory delivery. A mandatory delivery brings the best price, typically 1/4 of 1% higher, but requires us to deliver the loan within the committed time frame. If we do not meet the deadline, we may have to pay a penalty, usually ranging from $300 to $1,000. The lock period that we give to the broker/borrower is typically a minimum of five days before the loan package needs to be delivered to the investor. The loan must be in "fundable" form when it is delivered to the investor. This means that both the credit and the collateral packages must be complete. If this is not the case, which happens rarely, the investor may reprice the loan. In such event, if the market has deteriorated, we have some interest rate risk.

     We also monitor and work to match the interest rates we charge on our loans to the interest rates on the warehouse line of credit used to fund the loan. Since the time period that the financing for any one loan is outstanding is short, typically ten to fifteen business days, the risk of a negative interest rate gap continuing for an extended period time is lessened. Upon sale of the loan, the interest rate risk shifts to the investor. In the past, management has at times used hedging strategies to lessen the risks arising out of rising and falling interest rates, but is not currently using hedging strategies due to the complexities involved in hedging and personnel needed to properly manage it.

                                   MANAGEMENT

Executive Officers and Directors of Ocean West and Ocean West Enterprises

Name                   Position with Ocean West(1)           Position with Ocean West Enterprises
--------------------   -----------------------------------   ---------------------------------------
Marshall L. Stewart    President, Chief Executive Officer,   President, Chief Executive Officer,
                       Director                              Director

Daryl S. Meddings      Executive Vice President, Chief       Executive Vice President, Chief
                       Financial Officer,                    Financial Officer, Secretary/Treasurer,
                       Secretary/Treasurer, Director         Director

Thomas G. Melsheimer                                         Vice President of Operations

Charles H. Finn, Jr.   Director
----------------------------------------------------------------------------------------------------

(1)  All persons listed were appointed to such positions in 2000.

     Officers serve at the discretion of the Board of Directors. Directors hold office until the next annual meeting of shareholders and until their successors have been elected and accept office.

     Marshall J. Stewart, 46, has worked in the mortgage industry since 1982. He was founder of Ocean West Enterprises and has been President, a director and an owner since 1988. Prior to founding Ocean West Enterprises, from 1986 to 1988, Mr. Stewart was a Vice President of Westport Savings Bank in Laguna Beach, California. His responsibilities included overseeing the mortgage banking department, secondary marketing and the Laguna Bank Savings branch. Prior to joining Westport Savings Bank, from 1984 to 1986, he was Production Manager of Irvine City Savings in Newport Beach, California and had the responsibilities of staffing and training the loan origination department and overseeing production, underwriting, funding, shipping and the sale of funded loans to institutional investors such as FNMA and FHLMC. Mr. Stewart received his B.A. in English with a minor in Business Administration from California State University in Fullerton, California in 1980.

     Daryl S. Meddings, 38, was also a founder of Ocean West Enterprises and has been Executive Vice President, Chief Financial Officer, Secretary/Treasurer and a director and an owner since 1988. As Chief Financial Officer at Ocean West Enterprises, Mr. Meddings implemented and monitors accounting and financial reporting system. Other duties include budget planning, expense control, commercial banking relationships and oversight of quality control, loan servicing and loss mitigation. From late 1987 to 1988, Mr. Meddings was a production manager with Westport Savings Bank in Laguna Beach, California. His duties included establishing both retail and wholesale production departments and recruiting, hiring and training mortgage origination personnel. Prior to that, he began his career in mortgage banking in 1986 as a loan officer at Pro Mortgage Services in Diamond Bar, California and worked his way up to top producer at Irvine City Savings in Irvine, California. Mr. Meddings received his B.S. in Finance, Real Estate and Insurance with a concentration in Real Estate from California Polytechnical State University-Pomona in 1987.

     Thomas G. Melsheimer, 43, has been with Ocean West Enterprises for the past ten years. He is currently Vice President of Operations with the responsibility of supervising underwriting, funding, shipping and data input and has held that position since May of 1999. Prior to holding this position, Mr. Melsheimer has been Operations Manager, Underwriting Manager and Underwriter Processor with Ocean West Enterprises. Before joining Ocean West Enterprises, he held positions as senior loan processor and internal auditor with Coastal Funding Corporation in Irvine, California and as an auditor with Mission Hills Mortgage in Santa Ana, California. Mr. Melsheimer is currently working on his broker's license.

     Charles H. Finn, Jr., 47, was recently elected a director of Ocean West. He is currently Vice President - Marketing in connection with the origination and sale of second trust deed loans with Linear Capital Inc. in Long Beach, California and has held such position since June of 1998. Prior to taking that position, he was Vice President at Clearview Capital / Argent Capital in Huntington Beach, California for a little over eight months and managed the sale of second trust deeds into the secondary market. For the seven months prior to that, he was Vice President at Classical Financial in Tustin, California and originated second trust deeds from correspondents nationwide. From 1994 to 1997, he was Senior Vice President at Pioneer Savings and Loan in Irvine, California and supervised the loan department. From 1989 to 1994, Mr. Finn was Senior Vice President of Renet Financial in Anaheim, California and managed the Mortgage Banking Division. Mr. Finn received his B.A. in Economics from U.C. Berkeley in 1976.

Executive Compensation

     The following table sets forth the compensation of the President (the Chief Executive Officer) and the Executive Vice President (the Chief Financial Officer) paid by Ocean West Enterprises for the fiscal years ending March 31, 2002, 2001 and 2000. Ocean West has not paid any compensation.


                           Summary Compensation Table


                                                                Annual Compensation
                                                            ----------------------------
           Name and                                                      Other Annual
       Principal Position               Year   Salary ($)   Bonus ($)   Compensation ($)
       ------------------               ----   ----------   ---------   ----------------
Marshall L. Stewart, President, Chief   2002     180,000        0               0
   Executive Officer                    2001     180,000        0               0
                                        2000     123,750        0               0

Daryl Meddings, Executive Vice          2002     180,000        0               0
   President, Chief Financial Officer   2001     180,000        0               0
                                        2000     123,750        0               0
----------------------------------------------------------------------------------------


     Ocean West Enterprises has entered into substantially identical employment agreements with each of the primary shareholders, Marshall Stewart, with initial duties as President, and Daryl Meddings, with initial duties as Executive Vice President and Chief Financial Officer. The term of each agreement is five years beginning on October 1, 1999. Ocean West Enterprises may terminate the agreement for "just cause" or if it ceases operations; the employees may terminate the agreement on thirty days notice. Each employee is entitled to a base annual salary of $300,000 with amounts not paid to be considered deferred compensation. Mr. Stewart and Mr. Meddings have waived their rights to salaries not paid in these years and no compensation has been deferred.

     In addition, Ocean West Enterprises agreed to create an Officers Deferred Compensation Account for Marshall Stewart and Daryl Meddings on October 1, 1999. Each is entitled to receive an amount equal to 20% of net profit before taxes each year. Each of them is entitled to such amounts annually or within thirty days of termination of employment. No amounts have been accrued under these accounts. There are currently no other officers eligible for this benefit.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     For all years referenced in the Summary Compensation Table, two shareholders of Ocean West Enterprises, Mark Stewart and Daryl Meddings, determined executive compensation. Ocean West has not paid any compensation to date and does not expect to pay any in the near future.

Certain Relationships and Related Transactions

     Ocean West Enterprises redeemed fifteen shares of Series L Preferred Stock for $15,000 eight from Marshall Stewart and seven from Darryl Meddings, the two controlling shareholders, during its fiscal year ended March 31, 2002.


     Douglas M. Sharp, an agent of Agape Foundation Trust which benefits his children and which holds 9.9% of the Common Shares, purchased residential real estate from Ocean West Enterprises. The appraised value of the real estate was $420,000 and we received it as a result of a default on a loan in March of 1998. The property was purchased with a note with original principal amount of $375,000 which matures in April 2005 and bears interest at 7.5% per annum. Interest is payable monthly and principal at maturity of the note. Mr. Sharp defaulted on the note, Ocean West took the property back and has sold it for approximately $405,000.

     During its 2000 fiscal year, Ocean West Enterprises sold property held for sale with a net book value of $345,000 for approximately $369,000. Selling costs were approximately $40,000 resulting in a loss of approximately $16,000. To finance the repurchase, the President of Ocean West, Marshall Stewart, obtained financing in his name. All proceeds of the financing were used to repurchase the property and Ocean West Enterprises made the payments on the debt. At the time of the sale of the property, the debt outstanding was $346,000 of which $17,429 due to the President was forgiven. The forgiveness of debt was recorded as an extraordinary item on the financial statements.

     In November 1996, Ocean West Enterprises redeemed 1,500 shares of the Series B Preferred Stock for $400,000 in cash, $200,000 in promissory notes and a guaranteed two year consulting agreement under which Southern Cross Financial, Inc. was entitled to receive consulting fees of $6,000 per month in return for providing services to the management of Ocean West Enterprises on corporate policies in the area of finance. A total of $144,000 in consulting fees were paid over the two year term of the agreement which ended in November 1998. The Series B Preferred Shares had a stated value and initial purchase price of $400 per share and entitled the holder to cumulative dividends at an annual rate of 2% of the stated value, payable on a monthly basis. Southern Cross Financial's only relationship to Ocean West Enterprises was that of a preferred shareholder. All remaining shares of its preferred stock were redeemed in 1998.

     In connection with the issuance of 1,500 shares of Series D Preferred Stock in 1997, Ocean West Enterprises entered into a consulting agreement with Arthur Mickel and Ed Simmons of Cheyenne Properties, Inc., the purchaser of the shares. Cheyenne Properties owns 8% of the Common Shares. Under the agreement, Cheyenne Properties is entitled to consulting fees in the amount of $6,000 per month in return for providing services to the management of Ocean West Enterprises on corporate policies in the area of finance. The agreement expires upon the redemption of the shares. Consulting fees totaling $72,000 were paid under this agreement in each of fiscal 1999, 2000 and 2001.

                       PRINCIPAL AND SELLING SHAREHOLDERS

Management and 5% or Greater Shareholders

     The following table sets forth information with respect to ownership of issued and outstanding stock and warrants of Ocean West by management and 5% or greater shareholders as of the date hereof (after the distribution to the Monogenesis shareholders):



                                                      Total Number of    Percent     Number of   Percent
                                                     Securities Owned      of       Registered    After
Name and Address             Title of Class            Beneficially     Class (1)   Securities   Sale (2)
----------------             --------------          ----------------   ---------   ----------   --------
Daryl S. Meddings (3)        Common Shares              2,059,388         36.2%       488,585      27.6%
21791 Via del Lago           Class B Common Shares        105,048           50%            (4)       (4)
Trabuco, CA                  Series L Preferred               210         21.0%            (4)       (4)

Marshall L. Stewart (5)      Common Shares              2,047,388         36.0%       485,585      27.4%
21372 Brookhurst St., #515   Class B Common Shares        105,048           50%            (4)       (4)
Huntington Beach, CA         Series L Preferred               205         20.5%            (4)       (4)

Agape Foundation Trust       Common Shares                553,224          9.9%       138,306       7.4%
607 S. Pathfinder Trail
Anaheim, CA

P. Bradley Walker (6)        Common Shares                499,400          8.3%        45,400         0%
103 Linnwood Road            Common Stock Purchase        454,000         15.1%       454,000         0%
Norton Hills, WV             Warrants

Cheyenne Properties, Inc.    Common Shares                480,000          8.6%       480,000         0%
219 N.E. 100th Avenue
Portland, OR

The Walker Group, Inc. (7)   Common Shares                451,000          7.5%        41,000         0%
88 Walker Creek Road         Common Stock Purchase        410,000         13.7%       410,000         0%
Walker, WV                   Warrants

Monogenesis Corp. (8)        Common Shares                287,900          5.0%       106,900         0%
88 Walker Creek Road         Common Stock Purchase        181,000          6.0%       181,000         0%
Walker, WV                   Warrants

Thomas G. Melsheimer (9)     Common Shares                 11,840             *        11,840         0%
5 Westchester Court
Coto DeCaza, CA

Total number of shares       Common Shares              4,118,616         71.1%       986,010      54.0%
owned by directors and       Class B Common Shares        210,096          100%            (4)       (4)
executive officers as a      Series L Preferred               415         41.5%            (4)       (4)
group (10)
---------------------------------------------------------------------------------------------------------


* less than 1%

(1) The percentage calculation does not include Common Shares which may be issued upon the exercise of the warrants or any outstanding employee stock options, unless otherwise noted.

(2) This percent relates to the shares held by selling shareholders assuming all 1,965,776 shares registered on behalf of the selling shareholders are sold and no warrants are exercised.


(3) The number of Common Shares listed as beneficially owned by Mr. Meddings and the related percentages include the 105,048 Common Shares which Mr. Meddings would receive if he converted his Class B Common Shares to Common Shares.

(4) No Class B Common Shares or Preferred Shares will be registered or available for public sale by selling shareholders.

(5) The number of Common Shares listed as beneficially owned by Mr. Stewart and the related percentage include the 105,048 Common Shares which Mr. Stewart would receive if he converted his Class B Common Shares to Common Shares.

(6) The number of securities listed as beneficially owned by P. Bradley Walker include the shares and warrants owned by The Walker Group, Inc. as Mr. Walker controls The Walker Group, Inc. He owns 4,400 shares individually. The number of Common Shares listed as beneficially owned by P. Bradley Walker and the related percentages also include the 454,000 Common Shares which Mr. Walker and The Walker Group, Inc. would receive if they exercised the warrants.

(7) The number of Common Shares listed as beneficially owned by The Walker Group, Inc. and the related percentages include the 410,000 Common Shares which The Walker Group, Inc. would receive if it exercised the warrants.

(8) The number of Common Shares listed as beneficially owned by Monogenesis Corporation and the related percentages include the 181,000 Common Shares which Monogenesis Corporation would receive if it exercised its warrants.

(9) The number of Common Shares listed as beneficially owned by Mr. Melsheimer is made up of 5,920 shares held by him as custodian for his daughter, Megan, and 5,920 shares held by him as custodian for his daughter, Madison.

(10) The number of Common Shares beneficially owned by officers and directors as a group and the related percentage include the 105,048 Common Shares which Mr. Meddings would receive if he converted his Class B Common Shares to Common Shares and the 105,048 Common Shares which Mr. Stewart would receive if he converted his Class B Common Shares to Common Shares.

Other Selling Shareholders

     The following table sets forth information with respect to ownership of Ocean West by selling shareholders who are not part of management and hold less than 5% of the issued and outstanding shares of any class as of the date hereof.


                                                     Total Number of    Percent     Number of   Percent
                                                    Securities Owned       of      Registered    After
Name and Address               Title of Class         Beneficially     Class (1)   Securities    Sale
----------------               --------------       ----------------   ---------   ----------   -------
Tracy A. Jochen                Common Shares            103,600          1.9%       103,600        0%
3272 Redrock Street
Las Vegas, NV

Ronald C. and Judy M.          Common Shares             40,000             *        40,000        0%
  Meddings (2)                 Series E Preferred           680          100%             0      100%
8271 Simerdale Lane            Series F Preferred         1,050          100%             0      100%
LaPalma, CA

Kingsley and Nancy Cannon      Common Shares             29,920             *        29,920        0%
1193 Mountainside Trace        Series L Preferred            90          9.0%
Kennesaw, GA

Kevin P. Burke                 Common Shares             14,800             *        14,800        0%
400 Crenshaw Blvd., #105
Torrance, CA

David W. Krahn                 Common Shares             14,800             *        14,800        0%
2635 Sorrel Street
Las Vegas, NV

Jennifer Ericson               Common Shares             10,000             *        10,000        0%
601 Vista Bonita               Series I Preferred           125          100%             0      100%
Newport Beach, CA              Series L Preferred            74          7.4%             0      100%

William H. and Denise A. Van   Common Shares              8,880             *         8,880        0%
  Herpen
40 Via Tronido
Rancho Santa Margarita, CA

Milton G. Brandolino           Common Shares              5,920             *         5,920        0%
2150 Glendon Avenue
Los Angeles, CA

Robert Brandolino              Common Shares              5,920             *         5,920        0%
1068 San Pueblo Circle
Costa Mesa, CA

Frederick J. Thomson           Common Shares              5,920             *         5,920        0%
10861 Colima Road
Whitter, CA

                                                     Total Number of    Percent     Number of   Percent
                                                    Securities Owned       of      Registered    After
Name and Address               Title of Class         Beneficially     Class (1)   Securities    Sale
----------------               --------------       ----------------   ---------   ----------   -------
Thomas Thomson                 Common Shares              5,920             *         5,920        0%
1110 Candace Lane
La Habra, CA

Victoria Lee Coine-Arguello    Common Shares              2,960             *         2,960        0%
604 E. Almond Avenue
Orange, CA

Roy Jenkins                    Common Shares              2,960             *         2,960        0%
1224 Burnside Avenue
Los Angeles, CA

Scott Herbert Robinson         Common Shares              2,960             *         2,960        0%
14780 Beach Blvd.
La Mirada, CA
-------------------------------------------------------------------------------------------------------


* less than 1%

(1) The percentage calculation does not include any Common Shares which may be issued upon the exercise of the warrants or any outstanding options.

(2) Ronald C. and Judy M. Meddings are the parents of Daryl Meddings, Executive Vice President and the Chief Financial Officer of Ocean West.



     As a result of the distribution of the shares and warrants to the shareholders of Monogenesis, one officer of Monogenesis who is also a shareholder of Monogenesis will own shares of Ocean West. The officer, P. Bradley Walker, is listed in the management and 5% or greater shareholders table. Also set out in the table are the number of shares and warrants of Ocean West which will be beneficially owned by 5% or greater shareholders of Monogenesis (except The Walker Group, Inc. which is listed in the Management and 5% or greater shareholders table) and the total number of shares and warrants which will be owned by shareholders of Monogenesis which are not officers or directors or 5% or greater shareholders of Monogenesis:



                                                      Total Number of    Percent
                                                      Securities Owned     of
Name and Address              Title of Class          Beneficially (1)    Class
----------------              --------------          ----------------   -------
Aldophus Dubose               Common Shares                165,000         2.9%
3872 Bickley Place            Common Stock Purchase        150,000            *
Columbus, Ohio                Warrants

                                                      Total Number of    Percent
                                                      Securities Owned     of
Name and Address              Title of Class          Beneficially (1)    Class
----------------              --------------          ----------------   -------
Total other shareholders of   Common Shares              2,436,500        31.2%
Monogenesis                   Common Stock Purchase      2,215,000        73.8%
                              Warrants
--------------------------------------------------------------------------------



* less than 1%

(1) The number of Common Shares beneficially owned includes the number of shares which would be received if the warrants were exercised.


                                   SECURITIES

Common Shares

     Issued. Ocean West is authorized to issue 30,000,000 Common Shares, par value $.01 per share, of which 5,585,104 shares were issued and outstanding on the date of this prospectus. There will be approximately 1,270 holders of the issued and outstanding Common Shares after the distribution. However, Mark Stewart and Daryl Meddings currently own 70% of the issued and outstanding Common Shares and together with their ownership of 100% of the Class B Common Shares control Ocean West. All Common Shares now outstanding are fully paid and nonassessable and do not have preemptive rights.

     Voting. The holders of Common Shares are generally entitled to one vote per share on all entitled matters including the election of directors. However with respect to the election of directors, holders of Common Shares, Class D Common Shares and preferred shares with voting rights, vote as a separate class. Such holders elect only 25% of the members of the Board of Directors of Ocean West. Holders of Class B Common Shares are entitled to elect the remaining directors and control the board of directors. Except with respect to some exchange listed shares described in the statute, California law generally requires that corporations domiciled there allow holders of common shares to cumulate votes for the election of directors. Holders may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shares are normally entitled or distribute such votes on the same principle among as many candidates as the shareholder determines. However, no shareholder may cumulate votes unless a candidate has been nominated prior to voting and the shareholder has given notice at the meeting, prior to the voting, of the intention to cumulate votes. Under Ocean West's Bylaws, shareholders of Ocean West will only be entitled to cumulative voting rights as long as required under California law.

     Dividends. The holders of Common Shares have a noncumulative $.05 per share annual dividend preference over non-stock dividends paid on Class B Common Shares if declared by the

Board of Directors. In addition, holders of Class B Common Shares may not receive any dividends unless holders of Common Shares receive a dividend at least equal to the dividend paid to holders of Class B Common Shares. Stock dividends may only be paid to holders of Common Shares in Common Shares and only if the same number of Class B Common Shares will be paid with respect to each outstanding Class B Common Share. The payment of dividends are subject to the preferential dividend rights of the issued and outstanding Preferred Shares.

     Liquidation. Common Shares have a liquidation preference equal to the par value of the shares, $0.01 per share. Otherwise, holders of Common Shares share ratably in all assets available for distribution with all other classes of common shares. Any distribution with respect to Common Shares will not be made until the stated value and any unpaid cumulative dividends of the issued and outstanding Preferred Shares is first distributed to holders of such shares and is also subject to any preferential rights of the holders of any other outstanding securities.

Class B Common Shares

     Issued. In addition to Common Shares, Ocean West is authorized to issue 5,000,000 Class B Common Shares, $.01 par value per share, of which 210,096 shares were issued and outstanding on the date of this prospectus. There are two holders of Class B Common Shares, Mark Stewart and Daryl Meddings. Holders of Class B Common Shares have preemptive rights, but only with respect to the issuance of Class B Common Shares. All Class B Common Shares now outstanding are fully paid and nonassessable.

     Voting. Holders of Class B Common Shares have the right to one vote per share on all matters on which they are entitled to vote. However with respect to the election of directors, the holders of Class B Common Shares elect 75% of the members of the Board of Directors. Holders of Class B Common Shares have the same cumulative voting rights as holders of Common Shares.

     Dividends. Holders of Class B Common Shares are entitled to receive dividends if declared subject to dividend rights of holders of Preferred Shares and to a non-cumulative $.05 per share annual dividend preference on each Common Share. In addition, holders of Class B Common Shares may not receive any dividend unless holders of Common Shares receive a dividend at least equal to the dividend paid to holders of Class B Common Shares. Stock dividends may only be paid to holders of Class B Common Shares in Class B Common Shares and may only be paid in shares at all if the same number of Common Shares will be paid with respect to each outstanding Common Share.

     Liquidation. Holders of Class B Common Shares are entitled to share ratably in all of the assets of Ocean West available for distribution to holders of all classes of its common shares upon liquidation, dissolution or winding up, subject to the preference of holders of Common Shares, the stated value and unpaid cumulative dividend of outstanding Preferred Shares and to any preferential rights of other shareholders.

     Additional Terms. The Board of Directors must seek the approval of a majority of the holders of Class B Common Shares to grant rights to subscribe for, purchase or issue additional Class B Common Shares. Each Class B Common Share may also be converted into one Common Share at any time at the option of the holder.

Class D Common Shares

     General. Class D Common Shares are a convertible security created in order to secure highly motivated executive personnel for Ocean West and its subsidiaries and take the place of compensation stock options, although Ocean West remains authorized to issue stock options and intends to establish an equity incentive plan. There are 600,000 Class D Common Shares authorized at $.01 par value per share. Class D Common Shares are identical to Common Shares and have equal rights and privileges with Common Shares except as described below. Class D Common Shares are nontransferable. The Board of Directors may authorize the issuance of Class D Common Shares; provided that, any resolution issuing the shares contains a formula under which the shares may be converted to Common Shares. In no case may the Board of Directors set any conversion rights which could result in the issuance of more than ten Common Shares for each Class D Common Share. At the close of business on the fifth anniversary of the date of a resolution authorizing the issuance of any Class D Common Shares, any unconverted shares will be deemed to have been converted at the rate of one Common Share for each Class D Common Share. There are no issued and outstanding Class D Common Shares on the date of this prospectus.

Preferred Shares

     General. The Board of Directors has the authority to issue, in one or more series, up to 10,000,000 Preferred Shares. Such shares will have the preferences, rights and limitations established by the Board of Directors, except that the voting rights, if any, of one Preferred Share may not exceed the voting rights of one Common Share. Six Series of Preferred Shares have been created with a total of 5,855 Preferred Shares issued and outstanding on the date of this prospectus. So long as any of the currently issued Preferred Shares are outstanding, Ocean West may not, without the approval of the holders of two-thirds of the outstanding shares of each series, amend the Certificate of Incorporation of Ocean West to: (a) alter or change any rights of, or adversely affect, the holders of a series; (b) increase the authorized number of shares of a series; or (c) transfer, lease or encumber all or substantially all of the assets of the company. The outstanding Preferred Shares have the same voting rights as the Common Shares (including cumulative voting rights).

     Preferred Shares - Series C. There are 1,000 Series C Preferred Shares which are outstanding held by one person. The shares are redeemable by Ocean West at any time for the investment amount ($100,000) plus an amount representing an annual rate of return of 12% on the investment less any amounts paid as dividends on the shares. The holder of the shares has a liquidation preference in the same amount over all other outstanding shares. The holders of Series C Preferred Shares received in dividends $12,000 in fiscal years 2002 and 2000 and $11,000 in fiscal year 2001 on the shares of preferred stock of Ocean West Enterprises exchanged for these shares.

     Preferred Shares - Series E. Ocean West has 680 Series E Preferred Shares held jointly in one account which are outstanding and which were received in exchange for shares sold for $250 per share. Each of the shares is entitled to cumulative annual dividends at the rate of 18% of the purchase price or $45 payable in equal monthly installments. The holders have a liquidation preference over holders of all shares except Series C Preferred Shares in an amount equal to the purchase price of the shares plus any unpaid dividends. Ocean West may redeem the shares at any time upon payment of the original purchase price plus any unpaid dividends. The holder must give Ocean West notice of any intent to transfer the shares and Ocean West has the right of first refusal to purchase at the lesser of the offered price and terms or the redemption price and terms. The holders of Series E Preferred Shares received $30,600 in dividends in each of the years ended March 31, 2002, 2001 and 2000 on the shares of preferred stock of Ocean West Enterprises exchanged for these shares.

     Preferred Shares - Series F, G, I and L. Ocean West also has outstanding 1,050 Series F Preferred Shares, 2,000 Series G Preferred Shares, 125 Series I Preferred Shares and 1,000 Series L Preferred Shares. There is only one holder of each series except Series L. Series L has eight holders. Series F Preferred Shares have a liquidation preference in an amount equal to the purchase price of the shares plus any unpaid dividends over all shares except Series C and Series E Preferred Shares. Series G Preferred Shares have the same liquidation preference over all shares except Series C, Series E and Series F Preferred Shares. Series I Preferred Shares have the same liquidation preference over all shares except Series C, Series E, Series F and Series G Preferred Shares. Series L Preferred Shares have the same liquidation preference over all shares except Series C, Series E, Series F, Series G and Series I Preferred Shares. All of the listed series have the same terms as Series E except for liquidation preference and the purchase price of the shares for which they were exchanged and dividend amounts which are as follows: Series F - purchase price $100 per share, cumulative annual dividend at the rate of 14% of the purchase price or $14; Series G - purchase price $100 per share, cumulative annual dividend at the rate of 24% of the purchase price or $24; Series I - purchase price $100 per share, annual cumulative dividend at the rate of 15% of the purchase price or $15; and Series L - purchase price $1,000 per share, cumulative annual dividend at the rate of 12% of the purchase price or $120. The holder of Series F Preferred Shares received $14,700 in dividends in each of the fiscal years ended March 31, 2002, 2001 and 2000 on the shares of preferred stock of Ocean West Enterprises exchanged for these shares. The holder of Series G Preferred Shares received dividends of $50,000 in each of the fiscal years ended March 31, 2002, 2001 and 2000 on the shares of preferred stock of Ocean West Enterprises exchanged for these shares. The holder of Series I Preferred Shares received dividends of $1,875 in each of the fiscal years ended March 31, 2002, 2001 and 2000 on the shares of preferred stock of Ocean West Enterprises exchanged for these shares. The holders of Series L Preferred Shares received dividends of $12,000, $6,157 and $3,218 in the fiscal years ended March 31, 2002, 2001 and 2000, respectively, on the shares of preferred stock of Ocean West Enterprises exchanged for these shares. None of the shares exchanged for Series L Preferred Shares were issued prior to fiscal year 2000.

Common Stock Purchase Warrants


     Issued. Ocean West has outstanding 3,000,000 Common Stock Purchase Warrants on the date of this prospectus, each warrant entitling the holder to purchase one Common Share. There will be approximately 1,250 holders of the warrants after the distribution. A holder of warrants will not have any rights or privileges of a shareholder prior to exercise of such warrants. Ocean West will keep available a sufficient number of authorized Common Shares to permit exercise of the warrants. The warrants were issued pursuant to a Warrant Agreement between Ocean West and Registrar and Transfer Company. All descriptions of the warrants are qualified in their entirety by reference to the Warrant Agreement which is included as an exhibit to the Registration Statement of which this prospectus is a part.


     Exercise. The warrants may be exercised at any time during the 10 month period beginning on the date of this prospectus at an exercise price of $1.25 per share, subject to adjustment. No fractional Common Shares will be issued in connection with the exercise of warrants. Ocean West has no right to call the warrants. If a holder of warrants fails to exercise the warrants prior to their expiration, the warrants will expire and the holder will have no further rights under the warrants. The exercise price of the warrants and the number of shares issuable upon exercise of the warrants will be subject to adjustment in the event of stock dividends, stock splits, combinations, reorganizations, subdivisions and reclassifications. No assurance can be given that the market price of Ocean West's Common Shares will exceed the exercise price at any time during the term of the warrants.

     Trading. If a market for the warrants develops, the holder may sell the warrants instead of exercising them. There can be no assurance that a market for the warrants will develop or continue. If Ocean West is unable to qualify the Common Shares underlying the warrants for sale (or the shares are exempt from qualification) under the securities laws of the states in which the various holders of the warrants then reside, holders of the warrants may have no choice but to let the warrants expire.

Transfer Agent, Registrar and Warrant Agent

     The transfer agent and registrar for the Common Shares and the Warrant Agent is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572.

                                    DIVIDENDS

     Ocean West has not paid any dividends and must receive funds from its subsidiary, Ocean West Enterprises, in order to pay dividends. In addition, Ocean West Enterprises historically has only paid dividends on preferred shares. We agreed not to pay any dividends in excess of our net income in connection with our warehouse line of credit. There is no guarantee that Ocean West Enterprises, and therefore Ocean West, will pay dividends in the future and payment of dividends on Common Shares will not occur, if at all, until the dividend preferences of outstanding Preferred Shares are satisfied.

                        LIABILITY AND INDEMNIFICATION OF
                             DIRECTORS AND OFFICERS

     Officers and directors of Ocean West are covered by provisions of the Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of Ocean West, which serve to limit, and, sometimes to indemnify them against, some of the liabilities which they may incur in such capacities.

Limitations on Liability

     Both Delaware and California have enacted legislation which authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by the legislation, directors are accountable to corporations and their shareholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change a directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission by including specified provisions in its Certificate of Incorporation.

     Ocean West's Certificate of Incorporation limits the liability of its directors to the corporation or its shareholders (in their capacity as directors, but not in their capacity as officers) to the fullest extent permitted by the legislation. Specifically, the directors of Ocean West will not be personally liable for monetary damages for breach of director's fiduciary duty as a director, except for liability:

     (a) for any breach of the director's duty of loyalty to Ocean West or its shareholders;

     (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing and culpable violation of law;

     (c) for acts or omissions that a director believes to be contrary to the best interests of Ocean West or its shareholders or that involve the absence of good faith on the part of the director;

     (d) for unlawful payments of dividends or making of a distribution or unlawful stock repurchases or redemptions;

     (e) for any transaction from which the director derived an improper personal benefit;

     (f) for acts or omissions that show a reckless disregard for the director's duty to Ocean West or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing his duties, of a risk of services injury to Ocean West or its shareholders; or

     (g) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Ocean West or its shareholders.

Indemnification

     Ocean West's Certificate of Incorporation provides that Ocean West indemnify its directors or officers, its former directors or officers, or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses of the defense of any proceeding in which any of them is a party because they are or were directors or officers of Ocean West, or of such other corporation, to the fullest extent permitted under California or other law. There is no indemnification if such person is found to be liable for negligence or misconduct in the performance of duty or if the exclusion of personal liability of directors for monetary damage described above is not available.

     The indemnification and advancement of expenses under Ocean West`s Bylaws are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may otherwise be entitled. It is our policy that indemnification of the persons specified in the Bylaws is to be made to the fullest extent permitted by law. The indemnification and advancement of expenses under Ocean West's Bylaws, unless otherwise provided when authorized or ratified, continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such person.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Ocean West pursuant to the foregoing provisions, Ocean West has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              AVAILABLE INFORMATION

     Ocean West will furnish annual reports containing audited financial statements to shareholders. Additional unaudited reports may be provided to shareholders at such time as Ocean West may determine or as required by law. Ocean West also expects to be subject to the reporting requirements of the Securities Exchange Act of 1934.

     Ocean West has filed a registration statement on Form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission in Washington, D.C. The prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement as filed including the exhibits thereto. The registration statement may be reviewed and copied at the Public Reference Room of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, Ocean West is an electronic filer. The SEC maintains an Internet site which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Statements made in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document has been filed as an exhibit to the registration statement, reference is hereby made to such exhibit and each such statement is qualified in all respects by such reference.

                                  LEGAL MATTERS

     Ocean West has been advised with respect to some legal aspects of the offering by Ogden Newell & Welch PLLC, 1700 PNC Plaza, 500 West Jefferson, Louisville, Kentucky 40202-2874.

                                     EXPERTS

     The financial statements of Ocean West Holding Corporation as of March 31, 2002 and each of the two years in the period then ended included in this prospectus have been audited by Stonefield Josephson, Inc. certified public accountants, as included in their report with respect thereto, and are included herein in reliance upon the authority of said firm in giving said reports.

     The financial statements of Ocean West Enterprises for the year ended March 31, 2000 included in this prospectus have been audited by Corbin & Wertz, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     Corbin & Wertz resigned as auditors of Ocean West Enterprises on August 22, 2000; they have consented to the inclusion of their report in this prospectus. Their report on the fiscal 2000 financial statements dated June 14, 2000 was unqualified. There were no disagreements with the accountants which were not resolved to the satisfaction of the accountants.





     The appraised value of the shares of stock of Ocean West on June 30, 2001 and assuming the acquisition of Ocean West Enterprises by Ocean West Holding Corporation included in this prospectus and elsewhere in the Registration Statement, have been included in reliance on the valuation prepared by Norman Jones Enlow & Co., Certified Public Accountants & Management Consultants, given on the authority of that firm as experts.

                              FINANCIAL STATEMENTS
                                TABLE OF CONTENTS



                         Ocean West Holding Corporation
                    Years Ended March 31, 2002, 2001 and 2000




Ocean West Holding Corporation                                                        Page
------------------------------                                                        ----
Independent Auditors' Report - Stonefield Josephson, Inc. ........................   F -  1
Independent Auditors' Report - Corbin & Wertz ....................................   F -  2
Consolidated Balance Sheets - March 31, 2002 and 2001 ............................   F -  3
Consolidated Statements of Operations - For the years ended
   March 31, 2002, 2001 and 2000 .................................................   F -  5
Consolidated Statements of Stockholders' Equity (Deficiency) - For the years ended
   March 31, 2002, 2001 and 2000 .................................................   F -  6
Consolidated Statements of Cash Flows - For the years ended
   March 31, 2002, 2001 and 2000 .................................................   F - 10
Notes to Consolidated Financial Statements .......................................   F - 12

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Ocean West Holding Corporation
   and Subsidiary
Tustin, California

We have audited the consolidated balance sheets of Ocean West Holding Corporation and Subsidiary (the "Company") as of March 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above presently fairly, in all material respects, the financial position of Ocean West Holding Corporation and Subsidiary as of March 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's significant operating losses and failure to meet HUD minimum net worth requirements raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Irvine, California
June 26, 2002

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Ocean West Enterprises, Inc.
dba Ocean West Funding

We have audited the statements of operations, stockholders' equity (deficiency) and cash flows of Ocean West Enterprises, Inc. dba Ocean West Funding (the "Company") for the year ended March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Ocean West Enterprises, Inc. dba Ocean West Funding for the year ended March 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                              CORBIN & WERTZ

Irvine, California
June 14, 2000

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                       March 31,
                                               -------------------------
                                                   2002          2001
                                               -----------   -----------
Current assets:
   Cash and cash equivalents                   $   116,791   $   470,019
   Restricted cash                                 108,847       169,731
   Mortgage loans held for sale                  1,661,484     6,184,839
   Receivable from loans sold                   11,083,932    15,341,805
   Current maturities of notes receivable               --         5,494
   Other current assets                            320,762       386,684
                                               -----------   -----------
      Total current assets                      13,291,816    22,558,572
                                               -----------   -----------
Property and equipment, net                        398,720       336,708
                                               -----------   -----------
Other assets:
   Originated mortgage servicing rights             40,919        49,203
   Property held for sale                           65,144        65,144
   Notes receivable, less current maturities            --        29,147
   Deposits                                         29,275       105,855
                                               -----------   -----------
      Total other assets                           135,338       249,349
                                               -----------   -----------
                                               $13,825,874   $23,144,629
                                               ===========   ===========

See accompanying independent auditors' reports and notes to consolidated financial statements.

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

                     CONSOLIDATED BALANCE SHEETS (CONTINUED)

                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

                                                                                      March 31,
                                                                              -------------------------
                                                                                  2002         2001
                                                                              -----------   -----------
Current liabilities:
   Accounts payable and accrued expenses                                      $ 1,186,539   $ 1,756,087
   Client trust payable                                                           108,956       169,731
   Current maturities of long-term debt                                            33,220        87,355
   Current maturities of capital lease obligations                                101,623        63,645
   Warehouse lines of credit                                                   12,404,044    20,889,241
                                                                              -----------   -----------
         Total current liabilities                                             13,834,382    22,966,059

Long-term liabilities:
   Long-term debt, less current maturities                                        127,174       125,450
   Capital lease obligations, less current maturities                              46,785        39,635
   Accrued expenses                                                               105,000            --
   Amount due to related party                                                     15,000            --
                                                                              -----------   -----------
         Total liabilities                                                     14,128,341    23,131,144
                                                                              -----------   -----------

Stockholders' equity (deficiency):
   Preferred stock, $0.01 par value; 10,000,000 shares authorized:
      Series C, 1,000 shares issued and outstanding                               100,000       100,000
      Series D, 1,500 shares issued and outstanding                                    --       600,000
      Series E, 680 and 1,200 shares issued and outstanding, respectively         170,000       300,000
      Series F, 1,050 and 1,250 shares issued and outstanding, respectively       105,000       125,000
      Series G, 2,000 shares issued and outstanding                               200,000       200,000
      Series I, 125 and 550 shares issued and outstanding, respectively            12,500        55,000
      Series K, 1,000 shares issued and outstanding                                    --       120,000
      Series L, 1,000 and 880 shares issued and outstanding, respectively       1,000,000       880,500
   Class B common stock, $0.01 par value; 5,000,000 shares authorized,
      210,096 shares issued and outstanding                                         2,101            --
   Class D common stock, $0.01 par value; 600,000 shares authorized,
      none issued and outstanding                                                      --            --
   Common stock, $0.01 par value; 30,000,000 shares authorized;
      5,196,304 and 4,387,600 shares issued and outstanding, respectively       1,363,747       408,348
   Accumulated deficit                                                         (3,255,815)   (2,775,363)
                                                                              -----------   -----------
         Total stockholders' equity (deficiency)                                 (302,467)       13,485
                                                                              -----------   -----------
                                                                              $13,825,874   $23,144,629
                                                                              ===========   ===========

    See accompanying independent auditors' reports and notes to consolidated financial statements.

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      Years Ended March 31,
                                                              --------------------------------------
                                                                 2002          2001          2000
                                                              -----------   ----------   -----------
Revenues:
   Revenue from origination and sale of mortgage loans, net   $10,549,324   $8,523,153   $ 3,855,339
   Servicing fees, net                                                 --           --            61
   Gain on origination of mortgage servicing rights                    --           --        20,861
                                                              -----------   ----------   -----------
         Net revenues                                          10,549,324    8,523,153     3,876,261
                                                              -----------   ----------   -----------

Operating expenses:
   Interest expense                                                46,600       69,506       126,715
   Other general and administrative expenses                    4,794,455    4,151,190     2,184,280
   Salaries and wages                                           5,272,014    4,345,635     2,404,245
   Payroll taxes                                                  715,127      506,202       271,345
                                                              -----------   ----------   -----------
         Total operating expenses                              10,828,196    9,072,533     4,986,585
                                                              -----------   ----------   -----------

Loss from operations                                             (278,872)    (549,380)   (1,110,324)
                                                              -----------   ----------   -----------

Other income:
   Gain (loss) on sale of property                                     --           --       139,719
   Interest and other                                              (4,022)      34,921        44,862
                                                              -----------   ----------   -----------
         Total other income                                        (4,022)      34,921       184,581
                                                              -----------   ----------   -----------

Loss before provision for income
taxes and extraordinary item                                     (282,894)    (514,459)     (925,743)

Provision for income taxes                                          1,600           --       243,714
                                                              -----------   ----------   -----------

Loss before extraordinary item                                   (284,494)    (514,459)   (1,169,457)

Extraordinary item - gain on forgiveness of debt                       --           --        17,429
                                                              -----------   ----------   -----------

Net loss                                                         (284,494)    (514,459)   (1,152,028)

Dividends on preferred shares                                    (195,958)    (176,027)     (186,600)
                                                              -----------   ----------   -----------

Net loss applicable to common stockholders                    $  (480,452)  $ (690,486)  $(1,338,628)
                                                              ===========   ==========   ===========

Net loss available to common
   shareholders per common share - basic and dilutive:
      Loss before extraordinary item                          $     (0.11)  $    (0.16)  $     (0.33)
      Extraordinary item - gain on forgiveness of debt                 --           --            --*
                                                              -----------   ----------   -----------
      Loss per common share                                   $     (0.11)  $    (0.16)  $     (0.33)
                                                              ===========   ==========   ===========
Weighted average common shares outstanding -
         basic and diluted                                      4,414,112    4,376,540     4,200,000
                                                              ===========   ==========   ===========

*    Less than $0.01 per share

    See accompanying independent auditors' reports and notes to consolidated financial statements.

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                    YEARS ENDED MARCH 31, 2002, 2001 AND 2000

                                                                               Preferred Stock
                                                           -----------------------------------------------------------
                                                               Series C             Series D            Series E
                                                           Shares    Amount    Shares     Amount    Shares     Amount
                                                           -----------------   ------------------   ------------------
Balance at April 1, 1999                                    1,000   $100,000    1,500   $ 600,000    1,200   $ 300,000
Issuance of Series L preferred stock
Redemption of Series L preferred stock
Dividends on preferred stock
Subscription advances received in March 2000 for the
   purchase of 480 shares of common stock not yet issued
Net loss for the year ended March 31, 2000
                                                            ----------------   ------------------    -----------------
Balance at March 31, 2000                                   1,000    100,000    1,500     600,000    1,200     300,000
Redemption of Series L preferred stock for cash
Redemption of Series L preferred stock at $0 redemption
   price in connection with note receivable write-off
Issuance of Series L preferred stock
Conversion of notes payable to Series L preferred stock
Common stock issued in April 2000 for subscription
Issuance of common stock in April 2000
Dividends on preferred stock
Net loss for the year ended March 31, 2001
                                                            ----------------   ------------------    -----------------
Balance at March 31, 2001                                   1,000    100,000    1,500     600,000    1,200     300,000
Redemption of Series L preferred stock for cash
Dividends on preferred stock
Issuance of Series L preferred stock for cash
Issuance of Class B common stock
Conversion of Class B common stock to common stock
Redemption of common stock for cash
Conversion of preferred stock to common stock                                  (1,500)   (600,000)    (520)   (130,000)
Net loss for the year ended March 31, 2002
                                                            ----------------   ------------------    -----------------
Balance at March 31, 2002                                   1,000   $100,000       --   $      --      680   $ 170,000
                                                            ================   ==================    =================

    See accompanying independent auditors' reports and notes to consolidated financial statements.

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                    YEARS ENDED MARCH 31, 2002, 2001 AND 2000

                                                                                Preferred Stock
                                                           ---------------------------------------------------------
                                                                Series F            Series G            Series I
                                                           Shares    Amount    Shares    Amount    Shares    Amount
                                                           -----------------   -----------------   -----------------
Balance at April 1, 1999                                    1,250   $125,000    2,000   $200,000     550    $ 55,000
Issuance of Series L preferred stock
Redemption of Series L preferred stock
Dividends on preferred stock
Subscription advances received in March 2000 for the
   purchase of 480 shares of common stock not yet issued
Net loss for the year ended March 31, 2000
                                                            ----------------    ----------------     ---------------
Balance at March 31, 2000                                   1,250    125,000    2,000    200,000     550      55,000
Redemption of Series L preferred stock for cash
Redemption of Series L preferred stock at $0 redemption
   price in connection with note receivable write-off
Issuance of Series L preferred stock
Conversion of notes payable to Series L preferred stock
Common stock issued in April 2000 for subscription
Issuance of common stock in April 2000
Dividends on preferred stock
Net loss for the year ended March 31, 2001
                                                            ----------------    ----------------     ---------------
Balance at March 31, 2001                                   1,250    125,000    2,000    200,000     550      55,000
Redemption of Series L preferred stock for cash
Dividends on preferred stock
Issuance of Series L preferred stock for cash
Issuance of Class B common stock
Conversion of Class B common stock to common stock
Redemption of common stock for cash
Conversion of preferred stock to common stock                (200)   (20,000)                       (425)   $(42,500)
Net loss for the year ended March 31, 2002
                                                            ----------------    ----------------     ---------------
Balance at March 31, 2002                                   1,050   $105,000    2,000   $200,000     125    $ 12,500
                                                            ================    ================     ===============

    See accompanying independent auditors' reports and notes to consolidated financial statements.

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                    YEARS ENDED MARCH 31, 2002, 2001 AND 2000

                                                                                Preferred Stock                    Class B
                                                                   ----------------------------------------     Common Stock
                                                                        Series K              Series L        ----------------
                                                                   Shares     Amount    Shares     Amount      Shares   Amount
                                                                   ------   ---------   ------   ----------   -------   ------
Balance at April 1, 1999                                            1,000   $ 120,000      --    $       --        --   $   --
Issuance of Series L preferred stock                                                      241       241,000
Redemption of Series L preferred stock                                                    (58)      (58,000)
Dividends on preferred stock
Subscription advances received in March 2000 for the
   purchase of 480 shares of common stock not yet issued
Net loss for the year ended March 31, 2000
                                                                   ------   ---------   -----    ----------   -------   ------
Balance at March 31, 2000                                           1,000     120,000     183       183,000        --       --
Redemption of Series L preferred stock for cash                                            (6)       (6,000)
Redemption of Series L preferred stock at $0 redemption price in
   connection with note receivable write-off                                              (54)      (54,000)
Issuance of Series L preferred stock                                                      521       521,000
Conversion of notes payable to Series L preferred stock                                   237       236,500
Common stock issued in April 2000 for subscription
Issuance of common stock in April 2000
Dividends on preferred stock
Net loss for the year ended March 31, 2001
                                                                   ------   ---------   -----    ----------   -------   ------
Balance at March 31, 2001                                           1,000     120,000     881       880,500        --       --
Redemption of Series L preferred stock for cash                                          (126)     (125,500)
Dividends on preferred stock
Issuance of Series L preferred stock for cash                                             300       300,000
Issuance of Class B common stock                                                                              250,400    2,504
Conversion of Class B common stock to common stock                                                            (40,304)    (403)
Redemption of common stock for cash
Conversion of preferred stock to common stock                      (1,000)   (120,000)    (55)      (55,000)
Net loss for the nine months ended March 31, 2002
                                                                   ------   ---------   -----    ----------   ----------------
Balance at March 31, 2002                                              --   $      --   1,000    $1,000,000   210,096   $2,101
                                                                   ======   =========   =====    ==========   ================

    See accompanying independent auditors' reports and notes to consolidated financial statements.

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                    YEARS ENDED MARCH 31, 2002, 2001 AND 2000

                                                                                     Common Stock
                                                               Common Stock           Subscribed        Accumulated
                                                            Shares      Amount       Shares   Amount      Deficit        Total
                                                          ----------------------   ------------------   -----------   -----------
Balance at April 1, 1999                                  4,200,000   $   73,348       --   $      --   $  (746,249)  $   827,099
Issuance of Series L preferred stock                                                                                      241,000
Redemption of Series L preferred stock                                                                                    (58,000)
Dividends on preferred stock                                                                               (186,600)     (186,600)
Subscription advances received in March 2000 for
   the purchase of 480 shares of common stock
      not yet issued                                                                  480     120,000                     120,000
Net loss for the year ended March 31, 2000                                                               (1,152,028)   (1,152,028)
                                                          ----------------------   ------------------   -----------   -----------
Balance at March 31, 2000                                 4,200,000       73,348      480     120,000    (2,084,877)     (208,529)
Redemption of Series L preferred stock for cash                                                                            (6,000)
Redemption of Series L preferred stock at $0
   redemption price in connection with note
      receivable write-off                                                                                                (54,000)
Issuance of Series L preferred stock                                                                                      521,000
Conversion of notes payable to Series L preferred stock                                                                   236,500
Common stock issued in April 2000 for subscription           67,200      120,000     (480)   (120,000)                         --
Issuance of common stock in April 2000                      120,400      215,000                                          215,000
Dividends on preferred stock                                                                               (176,027)     (176,027)
Net loss for the year ended March 31, 2001                                                                 (514,459)     (514,459)
                                                          ----------------------   ------------------   -----------   -----------
Balance at March 31, 2001                                 4,387,600      408,348       --          --    (2,775,363)       13,485
Redemption of Series L preferred stock for cash                                                                          (125,500)
Dividends on preferred stock                                                                               (195,958)     (195,958)
Issuance of Series L preferred stock for cash                                                                             300,000
Issuance of Class B common stock                                          (2,504)                                              --
Conversion of Class B common stock to common stock           40,304          403                                               --
Redemption of common stock for cash                          (5,600)     (10,000)                                         (10,000)
Conversion of preferred stock to common stock               774,000      967,500                                               --
Net loss for the year ended March 31, 2002                                                                 (284,494)     (284,494)
                                                          ----------------------   ------------------   -----------   -----------
Balance at March 31, 2002                                 5,196,304   $1,363,747       --   $      --   $(3,255,815)  $  (302,467)
                                                          ======================   ==================   ===========   ===========

    See accompanying independent auditors' reports and notes to consolidated financial statements.

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  Years Ended March 31
                                                          --------------------------------------
                                                              2002         2001         2000
                                                          -----------   ----------   -----------
Cash flows provided by (used for) operating activities:
   Net loss                                               $  (284,494)  $ (514,459)  $(1,152,028)
Adjustments to reconcile net loss to net cash
   provided by (used for) operating activities:
      Depreciation and amortization                           132,338      127,670       127,600
      Mortgage servicing rights                                    --       19,437       (20,861)
      Deferred income taxes                                        --           --       242,234
      Write-off of note receivable                                 --      112,428        60,000
      Loss (gain) loss on sale of property                         --          443      (139,719)
      Forgiveness of debt                                          --           --       (17,429)
Changes in operating assets and liabilities:
   (Increase) decrease in assets:
      Restricted cash                                          60,884     (152,087)       23,966
      Mortgage loans held for sale                          4,523,355      310,071    (1,931,497)
      Receivable from loans sold                            4,257,873      241,613      (670,390)
      Other current assets                                     65,922     (195,131)       77,472
      Deposits                                                 76,580           --         3,064
   Increase (decrease) in liabilities:
      Accounts payable and accrued expenses                  (525,323)     448,816       543,641
                                                          -----------   ----------   -----------
      Net cash provided by (used for) operating
      activities                                            8,307,135      398,801    (2,853,947)
                                                          -----------   ----------   -----------
Cash flows provided by (used for) investing activities:
   Collection (issuance) of notes receivable                   34,641      (14,734)       25,130
   Proceeds from sale of property and equipment                    --           --       206,219
   Purchases of property and equipment                        (55,146)     (25,643)      (20,897)
                                                          -----------   ----------   -----------
      Net cash provided by (used for) investing
      activities                                              (20,505)     (40,377)      210,452
                                                          -----------   ----------   -----------
Cash flows provided by (used for) financing activities:
   Net borrowings (repayments) under bank line
      of credit                                                    --           --        (1,855)
   Net borrowings (repayments) under warehouse lines
      of credit                                            (8,485,197)    (504,358)    2,632,305
   Proceeds from long-term debt                                    --       55,000       331,237
   Payments on long-term debt                                 (52,411)     (66,729)     (425,853)
   Payments on capital lease obligations                      (85,792)     (76,453)     (101,219)
   Proceeds from sale of common stock                              --      215,000       120,000
   Proceeds from issuance of preferred stock                  300,000      521,000       183,000
   Redemption of preferred stock                             (110,500)      (6,000)           --
   Redemption of common stock                                 (10,000)          --            --
   Preferred stock dividends                                 (195,958)    (176,027)     (161,350)
                                                          -----------   ----------   -----------
      Net cash provided by (used for) financing
      activities                                           (8,639,858)     (38,567)    2,576,265
                                                          -----------   ----------   -----------
Net increase (decrease) in cash and cash equivalents         (353,228)     319,857       (67,230)
Cash and cash equivalents, beginning of year                  470,019      150,162       217,392
                                                          -----------   ----------   -----------
Cash and cash equivalents, end of year                    $   116,791   $  470,019   $   150,162
                                                          ===========   ==========   ===========

                                   (Continued)

    See accompanying independent auditors' reports and notes to consolidated financial statements

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                  Years Ended March 31,
                                                          ------------------------------------
                                                              2002         2001         2000
                                                          -----------   ----------   ----------
Supplemental disclosure of cash flow information:
   Interest paid                                          $ 1,089,640   $1,529,288   $1,196,996
                                                          ===========   ==========   ==========
   Income taxes paid                                      $       800   $      800   $      800
                                                          ===========   ==========   ==========

Supplemental schedule of non-cash investing and financing activities:

     During fiscal 2002, the Company incurred capital lease obligations in the amount of $130,920 for equipment.

     During fiscal 2001, notes payable totaling $236,500 were converted into 241 shares of Series L preferred stock.

     During fiscal 2001, 54 shares of Series L preferred stock were redeemed in connection with the write-off of a note receivable of $54,000.

     During fiscal 2000, the Company sold property held for sale with a book value of $345,000 for $329,194, which was comprised of a receivable of $449 and the settlement of notes payable in the amount of $328,745 and a $17,429 note payable due to the president of the Company that was forgiven, resulting in a loss on sale of property held for sale of $15,806.

     During fiscal 2000, the Company sold property and equipment with a book value of $110,500 for $266,025 which was comprised of $206,219 in cash and the settlement of a note payable in the amount of $59,806, resulting in a gain on sale of property and equipment of $155,525.

     During fiscal 2000, the Company refinanced its line of credit in the amount of $95,310 into a term note payable.

     During fiscal 2000, the Company incurred capital lease obligations in the amount of $219,272 for the purchase of property and equipment.

    See accompanying independent auditors' reports and notes to consolidated financial statements

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED MARCH 31, 2002, 2001 AND 2000

(1)  Summary of Significant Accounting Policies:

     Basis of Presentation:

     Ocean West Holding Corporation (OWHC) was organized in the State of Delaware on August 15, 2000 as a holding company with negligible assets and liabilities. During March 2002, OWHC acquired all of the issued and outstanding shares of preferred and common stock of Ocean West Enterprises, Inc. dba Ocean West Funding (OWE) in an exchange of shares. Since the shareholders of OWE are the controlling shareholders of OWHC after the exchange, the transaction was treated as an acquisition by OWE, and the historical financial statements reflect the operations of OWE, including the historical capital accounts for which there were no par value on common stock.

     Subsequent to March 31, 2002, the Company changed its fiscal year to September 30, to more closely match its business cycle.

     Nature of Business:

     OWE, a California C corporation, was incorporated in November 1988 for the purpose of engaging in mortgage banking activities. The Company is involved in the process of originating, packaging and funding of HUD and other government-insured loans and non-government-insured loans in the United States. HUD insured loans comprised 21%, 50% and 61% of total loans originated by the Company during the years ended March 31, 2002, 2001 and 2000, respectively. Certain of the non-government-insured loans are sold "servicing retained" whereby the Company receives a fee for servicing the loans.

     OWHC and OWE are collectively referred to as the "Company."

     Principles of Consolidation:

     The consolidated financial statements include the accounts of OWHC and its wholly owned subsidiary, OWE. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Going Concern:

     The Company has historically had recurring losses from operations and sustained negative cash flows from operations and as of March 31, 2002, the warehouse lines of credit had expired.(see Note 5). The Company is in violation of certain loan covenants for which the lender has provided

     See accompanying independent auditor's reports.

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    YEARS ENDED MARCH 31, 2002, 2001 AND 2001

(1)  Summary of Significant Accounting Policies (Continued):

     a waiver and the Company had not maintained the HUD minimum net worth requirements. Management believes the following arrangements will be sufficient to fund its capital expenditures, working capital requirements and other cash requirements through March 31, 2003.

          The Company intends to operate as a public company and issue shares of stock in which the proceeds shall be used to increase business and cash flow.

          The Company is in negotiations with lenders to establish new lines of credit with terms, conditions and covenants suitable to the Company's financial position.

     There can be no assurance the Company will be able to obtain sufficient additional funds when needed, or that such funds, if available, will be on terms satisfactory to the Company.

     Risks and Uncertainties:

     The Company originates HUD and other government-insured loans in the United States, generating revenue from the origination, sale and servicing of these loans. Significant changes in interest rates or the underlying economic condition of the United States or any specific region of the United States real estate market could have a materially adverse impact on the Company's operations.

     Currently, the Company is in violation of the minimum equity requirements called for by HUD. This violation needs to be rectified by September 30, 2002 in order to continue offering HUD loans.

     Use of Estimates:

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Significant estimates made by the Company's management include, but are not limited to, the realizability of mortgage loans held for sale, mortgage servicing rights and property held for sale, the collectibility of notes receivable, and the recoverability of property and equipment through future operating profits. Actual results could materially differ from those estimates.

     See accompanying independent auditor's reports.

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    YEARS ENDED MARCH 31, 2002, 2001 AND 2001

(1)  Summary of Significant Accounting Policies (Continued):

     Concentration of Credit Risk:

     The Company maintains, at times, cash balances at certain financial institutions in excess of amounts insured by Federal agencies.

     For the three years ended March 31, 2002, 2001 and 2000, of the loans sold, three buyers purchased 17%, 12% and 9% (2002), 18%, 9% and 9% (2001) and
     30%, 26% and 5% (2000), respectively.

     Cash and Cash Equivalents:

     For the purpose of the statement of cash flows, the Company considers all highly liquid holdings with maturities of three months or less, at the time of purchase, to be cash equivalents.

     Restricted Cash:

     Restricted cash represents amounts deposited in escrow for the Company to pay expenses for the benefit of a borrower who advanced funds to the Company.

     Mortgage Loans Held for Sale:

     Mortgage loans held for sale to investors are stated at the lower of cost or market value computed on the aggregate method by residential loan type (unrealized losses are offset by unrealized gains) and are evaluated at the end of each year, and are determined by outstanding commitments from investors or current investor yield requirements. The amount by which cost exceeds market value is accounted for as a valuation allowance and any changes in the valuation are included in the determination of net income. As of March 31, 2002 and 2001, there was no valuation allowance required as cost was estimated at fair market value. As of March 31, 2002 and 2001, included in the carrying value of mortgage loans held for sale are $154,332 and $448,500, respectively, of net expenses incurred in the origination of such loans. A substantial portion of such loans were sold to investors within 30 days subsequent to March 31, 2002 and 2001.

     Mortgage-Backed Securities:

     The Company accounts for mortgage-backed securities, if any, under Statement of Financial Accounting Standards No. ("SFAS") 134, "Accounting for Mortgage-Backed Securities Retained After Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS No. 134 is an amendment of SFAS No. 65 "Accounting for Certain Mortgage Banking Activities."

     See accompanying independent auditor's reports.

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    YEARS ENDED MARCH 31, 2002, 2001 AND 2001

(1)  Summary of Significant Accounting Policies (Continued):

     It requires that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities and other retained interest based on its ability and intent to sell or hold these instruments. The adoption of this standard had no material impact on the Company's results of operation, financial position or cash flows as it currently does not utilize or deal in mortgage-backed securities.

     Property and Equipment:

     Property and equipment are stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets, ranging from three to seven years. Depreciation expense related to property and equipment was $124,054, $117,492 and $114,543, for the years ended March 31, 2002, 2001 and 2000, respectively. Maintenance and repairs are charged to operations when incurred. Major betterments and renewals are capitalized. Gains or losses are recognized upon sale or disposition of assets.

     Property Held For Sale:

     Property held for sale at March 31, 2002 and 2001 consists of one residential property, which is recorded at the lower of cost or fair value less cost to sell. The Company intends to market the property for sale during the year ending March 31, 2003.

     Long-Lived Assets:

     The Company accounts for its long-lived assets in accordance with SFAS No. 121 ("SFAS 121"), "Accounting For The Impairment of Long-Lived Assets and For Long-Lived Assets to be Disposed Of," which requires that long-lived assets and certain identifiable intangibles to be held and used by any entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Pursuant to SFAS 121, management of the Company assesses the recoverability of property and equipment by determining whether the depreciation of such assets over their remaining lives can be recovered through projected undiscounted cash flows. The amount of impairment, if any, is measured based on fair value (projected discounted cash flows) and is charged to operations in the period in which such impairment is determined by management. To date, management has not identified any impairment of property and equipment. There can be no assurance, however, that market conditions will not change or demands for the Company's services will continue which could result in future long-lived asset impairment.

     See accompanying independent auditor's reports.

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    YEARS ENDED MARCH 31, 2002, 2001 AND 2001

(1)  Summary of Significant Accounting Policies (Continued):

     Mortgage Servicing:

     The Company recognizes as separate assets or liabilities the obligation to service mortgage loans for others, through loan origination by allocating total costs incurred between the loan and the servicing rights retained based on their relative fair values. Amortization of mortgage service assets or rights ("MSRs") is based on the ratio of net servicing income received in the current period to total net servicing income projected to be realized from the MSRs. Amortization of mortgage service liabilities ("MSLs") is based on the ratio of net servicing costs paid in the current period to total net servicing costs projected to be paid from the MSL. Based on management's estimate, the Company has no MSLs as of March 31, 2002 and 2001. Projected net servicing income is in turn determined by the estimated future balance of the underlying mortgage loan portfolio, which declines over time from prepayments and scheduled loan amortization. The Company estimates future prepayment rates based on current interest rate levels, other economic conditions and market forecasts, as well as relevant characteristics of the servicing portfolio, such as loan types, interest rate stratification and recent prepayment experience. MSRs are periodically evaluated for impairment, which is recognized in the statement of operations during the applicable period through additions to an impairment reserve. For purposes of performing its impairment evaluation, the Company stratifies its servicing portfolio on the basis of certain risk characteristics including loan type and interest rate. The Company has determined that no impairment allowance is needed as of March 31, 2002 and 2001.

     No mortgage servicing rights were capitalized during the years ended March 31, 2002 and 2001. During the year ended March 31, 2000, the Company recorded a gain on the origination of mortgage servicing rights in the amount of $20,861, which is reflected in the accompanying statements of operations for the year then ended. Amortization expense related to mortgage servicing rights for the years ended March 31, 2002, 2001 and 2000 was $8,284, $9,735 and $13,057, respectively.

     Revenue and Cost Recognition:

     Revenue from the sale of loans is recognized at the time the loans are sold or when the Company has shipped the loan file to independent investors consistent with the criteria established in SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." At this point, all of the services required to be performed for such revenues have been completed. Loan origination costs and incremental direct costs are deferred and recognized over the term of the loan as an adjustment of the loan yield until the loan is sold. Incremental direct costs include credit reports, appraisal fees, document preparation fees, wire fees, tax and filing fees, funding fees and commissions. When the loan is sold and service is released, the unamortized loan origination costs and incremental direct selling costs are netted against the revenue and recorded to

     See accompanying independent auditor's reports.

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    YEARS ENDED MARCH 31, 2002, 2001 AND 2001

(1)  Summary of Significant Accounting Policies (Continued):

     the statement of operations. Revenue from the servicing of loans is recognized as earned. Most purchase and sale agreements contain repurchase language. If it is determined that a particular loan contains misrepresentations or the loan is deemed as EPD (early payment default - usually within the first 90 days), then the Company could be requested to repurchase the loan.

     Basic and Diluted Loss Per Share:

     In accordance with SFAS No. 128, "Earnings Per Share," the basic loss per common share is computed by dividing net loss available to common stockholders, after reducing net income by preferred stock dividends, by the weighted average common shares outstanding. As of March 31, 2002, 2001 and 2000, the Company does not have any equity instruments outstanding that can be converted into common stock.


     Advertising:

     The Company expenses advertising costs as incurred. The advertising costs for the years ended March 31, 2002, 2001 and 2000 were $922,380, $527,436 and $143,728, respectively.

     Income Taxes:

     The Company accounts for income taxes under SFAS No. 109 ("SFAS 109"), "Accounting for Income Taxes." Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

     Fair Value of Financial Instruments:

     The Company has adopted SFAS No. 107 ("SFAS 107"), "Disclosures About Fair Value of Financial Instruments." SFAS 107 requires disclosure of fair value information about financial instruments when it is practicable to estimate that value.

     See accompanying independent auditors' reports.

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    YEARS ENDED MARCH 31, 2002, 2001 AND 2001

(1)  Summary of Significant Accounting Policies (Continued):

     The following methods and assumptions were used in estimating the indicated fair values of the Company's financial instruments:

          For certain of the Company's financial instruments including cash, receivables, and accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities.

          The amounts shown for convertible debentures, capital lease obligations and notes payable also approximate fair value because current interest rates and terms offered to the Company for similar debt are substantially the same.

          The fair value of the mortgage loans and receivables from loans sold is estimated using the quoted market price for similar loans and dealer commitments to the purchased loans and approximates the carrying value.

     Comprehensive Income:

     SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in the financial statements. The Company has no items that represent other comprehensive income and, therefore, has not included a schedule of comprehensive income in the financial statements.

     New Accounting Pronouncements:

     In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations." SFAS No. 141 supersedes Accounting Principles Board ("APB") No. 16 and requires that any business combinations initiated after June 30, 2001 be accounted for as a purchase; therefore, eliminating the pooling-of-interest method defined in APB 16. The statement is effective for any business combination initiated after June 30, 2001 and shall apply to all business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001 or later. The adoption did not have a material impact on the Company's financial position or results of operations since the Company has not participated in such activities covered under this pronouncement.

     In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangibles." SFAS No. 142 addresses the initial recognition, measurement and amortization of intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) and

     See accompanying independent auditors' reports.

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    YEARS ENDED MARCH 31, 2002, 2001 AND 2001

(1)  Summary of Significant Accounting Policies (Continued):

     addresses the amortization provisions for excess cost over fair value of net assets acquired or intangibles acquired in a business combination. The statement is effective for fiscal years beginning after December 15, 2001, and is effective July 1, 2001 for any intangibles acquired in a business combination initiated after June 30, 2001. The Company does not expect the adoption to have a material impact on the Company's financial position or results of operations.

     In October 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires companies to record the fair value of a liability for asset retirement obligations in the period in which they are incurred. The statement applies to a company's legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction and development or through the normal operation of a long-lived asset. When a liability is initially recorded, the company would capitalize the cost, thereby increasing the carrying amount of the related asset. The capitalized asset retirement cost is depreciated over the life of the respective asset while the liability is accreted to its present value. Upon settlement of the liability, the obligation is settled at its recorded amount or the company incurs a gain or loss. The statement is effective for fiscal years beginning after June 30, 2002. The Company does not expect the adoption to have a material impact to the Company's fiscal position or results of operations.

     In October 2001, the FASB issues SFAS No. 144, "Accounting for the Impairment or disposal of Long-Lived Assets." Statement 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets. The statement provides a single accounting model for long-lived assets to be disposed of. New criteria must be met to classify the asset as an asset held-for-sale. This statement also focuses on reporting the effects of a disposal of a segment of a business. This statement is effective for fiscal years beginning after December 15, 2001. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Correction (issued 4/02)," which the Company does not believe will materially affect its financial statements.

     See accompanying independent auditors' reports.

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    YEARS ENDED MARCH 31, 2002, 2001 AND 2001

(2)  Property and Equipment:

     A summary as of March 31, 2002 and 2001 is as follows:

                                        2002        2001
                                     ----------   --------
     Office equipment                $  406,061   $355,172
     Property under capital lease       480,827    349,908
     Furniture and fixtures             104,086     99,828
     Automobiles                         12,000     12,000
                                     ----------   --------
                                      1,002,974    816,908
     Less accumulated depreciation
        and amortization                604,254    480,200
                                     ----------   --------
                                     $  398,720   $336,708
                                     ==========   ========

(3)  Originated Mortgaging Servicing Rights:

     A summary as of March 31, 2002 and 2001 is as follows:

                                      2002       2001
                                     -------   --------
     Balance, beginning of year      $49,203   $ 78,375
        Additions, net                    --         --
        Adjustments                       --    (19,437)
        Amortization                  (8,284)    (9,735)
                                     -------   --------
     Balance, end of year            $40,919   $ 49,203
                                     =======   ========

     The estimated fair market value of mortgage servicing rights approximated their respective book values as of March 31, 2002 and 2001. The fair market value was determined by discounting estimated net future cash flows from loan servicing using discount and repayment rates that approximate current market rates.

(4)  Notes Receivable:

     A summary as of March 31, 2002 and 2001 is as follows:

                                                            2002     2001
                                                            ----   -------
     Note receivable from a third party, unsecured and
        bearing interest at 8.5% per annum; principal and   $--    $15,384

     See accompanying independent auditors' reports.

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    YEARS ENDED MARCH 31, 2002, 2001 AND 2001

(4)  Notes Receivable (Continued):

                                                                        2002     2001
                                                                        ----   -------
     Note receivable from a third party, secured by a deed of
        trust and bearing interest at .001% per annum; principal
        and interest payable monthly; due November 1, 2026                --    19,257
                                                                         ---   -------
                                                                          --    34,641

     Less current maturities                                              --     5,494
                                                                         ---   -------
                                                                         $--   $29,147
                                                                         ===   =======

(5)  Warehouse Lines of Credit:

     The Company has a $15,000,000 mortgage loan purchasing warehouse line of credit, collateralized by the related mortgage loans receivable with a carrying value of $12,745,416 and $21,526,644 at March 31, 2002 and 2001,
     respectively. The line of credit is personally guaranteed by Daryl Meddings and Marshall Stewart who are stockholders of the Company. Interest is due monthly at the bank reference rate plus an established percentage (totaling 4.4% and 7.6% at March 31, 2002 and 2001, respectively). The line of credit expired on March 31, 2002, but has been extended to July 31, 2002. For each of the periods, the Company has borrowed in excess of the maximum amount under the line and the lender has granted waivers as of March 31, 2002 and 2001. Until a new line of credit with increased borrowing limits is in effect, these waivers must be received by the lender at the end of each quarterly reporting period.

     The warehouse line of credit has restrictions as to the types of loans (and the maximum amounts per individual loans) for which it can be used. Furthermore, the line of credit can only be used to fund 98% of loan amounts, as defined; the remaining 2% must be funded by the Company utilizing its own cash resources. At March 31, 2002 and 2001, the outstanding balance under the warehouse line of credit was $12,404,044 and $20,889,241, respectively. As of March 31, 2002 and 2001, $0 and $1,727,241, respectively, was drawn against the warehouse line of credit, which had yet to be approved for financing by the lender.

     The warehouse line of credit agreement contains restrictive covenants relating to net worth, tangible net worth and various ratios, as defined, and permits dividends solely to the extent of net income. Violations of the restrictive covenants have been waived by the lender that continues to provide financing. At the end of each quarterly reporting period, the lender reviews the operating results of the Company prior to waiving the covenant violations. Such waivers have been received in the past;

     See accompanying independent auditors' reports.

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    YEARS ENDED MARCH 31, 2002, 2001 AND 2001

(5)  Warehouse Lines of Credit (Continued):

     however, no assurance can be given that these waivers will be granted in the future. The loss of this line of credit could have a material adverse effect on the Company.

     The Company had another $5,000,000 mortgage loan purchasing warehouse line of credit, collateralized by the related mortgage loans receivable. At March 31, 2002 and 2001, there were no amounts outstanding related to this line. The line was personally guaranteed by Daryl Meddings and Marshall Stewart, stockholders of the Company. Interest was payable monthly at the bank reference rate plus an established percentage. The line of credit was terminated on April 4, 2002.

     Interest expense incurred under the warehouse lines of credit was $1,043,040, $1,453,565 and $984,955 for the years ended March 31, 2002,
     2001 and 2000, respectively.

(6)  Long-Term Debt and Capital Lease Obligations:

     Long-Term Debt

     A summary of long-term debt as of March 31, 2002 and 2001 is as follows:

                                                                               2002       2001
                                                                             --------   --------
     Note payable to a bank, bearing interest at 12% per annum; payable in monthly installments of $3,165, including interest, through
        February 2003 and personally guaranteed by the President of
        the Company                                                          $ 32,760   $ 64,748

     Note payable to a related party, bearing interest at 20% per annum at
        March 31, 2001, payable in monthly interest installments only with
        all unpaid principal and interest due August 1, 2001                       --     20,000

     Note payable to an unrelated third party, bearing interest at 8.375%
        per annum, payable in monthly installments of $334, including
        interest,  through  August 2028;  secured by deed of trust             42,634     43,057

     See accompanying independent auditors' reports.

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    YEARS ENDED MARCH 31, 2002, 2001 AND 2001

(6)  Long-Term Debt and Capital Lease Obligations:

                                                                              2002       2001
                                                                             --------   --------
     Note payable to a related party, bearing interest at 15% per annum at
        March 31, 2002 and at 12% per annum at March 31, 2001, payable in monthly  interest  installments  with  all  unpaid principal and
        interest due March 1, 2007                                             35,000     35,000

     Note payable to a related party, bearing interest at 24% per annum, payable in monthly interest installments only with all unpaid
        principal and interest due March 1, 2007                               50,000     50,000
                                                                             --------   --------
                                                                              160,394    212,805

           Less current maturities                                             33,220     87,355
                                                                             --------   --------
                                                                             $127,174   $125,450
                                                                             ========   ========

     The following table summarizes the aggregate maturities of long-term debt:

     Years ending March 31,
     2003                     $ 33,220
     2004                          500
     2005                          543
     2006                          591
     2007                       85,642
     Thereafter                 39,898
                              --------
                              $160,394
                              ========

     Interest expense incurred under long-term debt obligations amounted to $26,889, $33,876 and $58,995 for the years ended March 31, 2002, 2001 and
     2000, respectively.

     Interest expense incurred under related party debt obligations amounted to $1,180, $10,095 and $39,398 for the years ended March 31, 2002, 2001 and
     2000, respectively.

     See accompanying independent auditors' reports.

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    YEARS ENDED MARCH 31, 2002, 2001 AND 2001

(6)  Long-Term Debt and Capital Lease Obligations (Continued):

     Capital Leases

     The Company leases certain equipment under capital leases, which expire through 2003, with effective interest rates ranging from 14% to 18.37%. These leases are secured by related equipment costing $480,827 (see Note
     2). The assets are depreciated over their estimated useful lives. Depreciation of the assets of $65,277, $62,485 and $58,828, was included in other general and administrative expenses for the years ended March 31, 2002, 2001 and 2000, respectively. Accumulated depreciation of the assets of $226,048 and $173,122 is included in accumulated depreciation and amortization in the accompanying balance sheets at March 31, 2002 and 2001, respectively.

     The following is a schedule by years of future minimum lease payments required under the capital lease together with the present value of the net minimum lease payments:

     Years Ending March 31,
        2003                                       $120,463
        2004                                         50,749
                                                   --------
     Total minimum lease payments                   171,212
     Less amount representing interest               22,804
                                                   --------
     Present value of net minimum lease payments    148,408
     Less current maturities                        101,623
                                                   --------
                                                   $ 46,785
                                                   ========

     Interest expense incurred under capital lease obligations amounted to $11,256, $20,734 and $28,322 for the years ended March 31, 2002, 2001 and
     2000, respectively.

(7)  Commitments and Contingencies:

     Operating Leases

     The Company leases its facilities and certain equipment under noncancellable operating leases that expire through the year 2004. These agreements generally provide that the Company pay operating costs such as taxes, insurance and maintenance.

     Future annual minimum payments under operating leases are as follows:

     See accompanying independent auditors' reports.

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    YEARS ENDED MARCH 31, 2002, 2001 AND 2001

(7)  Commitments and Contingencies (Continued):

     Years ending March 31,
             2003             $274,059
             2004              185,417
                              --------
                              $459,476
                              ========

     Rental expense under operating leases for the years ended March 31, 2002, 2001 and 2000 was $666,312, $483,707 and $292,215, respectively.

     Litigation

     In the normal course of business, the Company is involved in various legal actions. It is the opinion of management that none of these legal actions will have a material effect on the financial position or results of operations of the Company.

     During fiscal 2000, the Company was a defendant in a breach of contract lawsuit. The Company filed a cross complaint against a loan broker and a real estate appraiser. On March 17, 2000, the Company was ordered to pay the plaintiff damages in the amount of $44,000 and attorney fees of $38,000. At March 31, 2001, the Company had accrued $42,000 as an expense which represented the remaining balance due. The amount was paid in full during the year ended March 31, 2002. In addition, the Company prevailed in its cross compliant and was awarded damages of $44,000 and attorney fees of approximately $29,000. The Company will not record a gain on this settlement until the amounts are received.

     Consulting Agreements

     As part of the Series D preferred stock purchase agreement (see Notes 8 and 13), the Company entered into a financial consulting agreement whereby the Series D preferred stockholder is entitled to consulting fees of $6,000 per month. The agreement expired upon the redemption of the Series D preferred stock in March 2002. Consulting fees charged to operations totaled $72,000 for each of the years ended March 31, 2002, 2001 and 2000.

     Employment Agreements

     On October 1, 1999, the Company entered into employment agreements with its President and its Executive Vice President (collectively, the "Employees"). These agreements provide for an annual base salary of not less than $300,000 each for a five-year term plus certain additional benefits. The

     See accompanying independent auditors' reports.

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    YEARS ENDED MARCH 31, 2002, 2001 AND 2001

(7)  Commitments and Contingencies (Continued):

     Employees waived the difference between the compensation owed under the agreements and what they actually received.

     The agreements also call for the Company to create "deferred compensation accounts" for each of the Employees and to credit an amount equal to 20% of the Company's pre-tax profits to the accounts of each Employee for each year or portion of a year in the case of a termination of an Employee. The Employees are entitled to receive such amounts annually or within 30 days of termination. The Company is obligated to pay these amounts upon liquidation of the Company or for termination, except for termination for just cause which is defined in the agreements. No amounts are accrued for the deferred compensation as the Company has either had no pre-tax profits or the Employees have waived their rights to the deferred compensation.

(8)  Preferred Stock:

     In 2002, concurrent with the acquisition between OWHC and OWE, 10,000,000 shares of preferred stock were authorized. The Company may divide the preferred stock into any number of series and the Board of Directors shall fix the designation and number of shares of each series. At the date of acquisition, OWHC established the same series of preferred stock that OWE had outstanding. All conversions of preferred shares to common shares were calculated by dividing the value of the preferred shares by five and multiplying by four.

     Currently, the Company has established the following series of preferred stock:

     Preferred Stock, Series C

     In 1993, the Board of Directors authorized the issuance of up to 1,000 shares of Series C preferred stock at $100 per share. At March 31, 2002 and 2001, 1,000 shares of the Series C preferred stock were outstanding. The Series C preferred stock has a stated value of $100 per share, has the same voting rights as the common shares, and is redeemable by the Company upon notice by the Company. The redemption price is the stated value plus an annual rate of return of 12% on the stated value less any dividends paid on the shares. The Series C preferred stock shall have a preference over the common stock of the Company. The Company has been paying a monthly dividend at an annual rate of 12% in lieu of the increased redemption price. Dividends of $12,000, $11,000 and $12,000 were declared and paid for the years ended March 31, 2002, 2001 and 2000, respectively.

     See accompanying independent auditors' reports.

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    YEARS ENDED MARCH 31, 2002, 2001 AND 2001

(8)  Preferred Stock (Continued):

     Preferred Stock, Series D

     In 1997, the Board of Directors authorized the issuance of up to 1,500 shares of Series D preferred stock at $400 per share. During March 2002, all of the outstanding shares (1,500) were converted into 480,000 common shares. At March 31, 2001, 1,500 shares of Series D preferred stock were outstanding. The Series D preferred stock was non-voting and redeemable by the Company commencing five years from the date of issuance. The Series D preferred stock had a preference in liquidation over the common stock of the Company but was subject to the preference in liquidation of the Series C preferred stock. The Series D preferred stock entitled the holder to receive, on a cumulative basis, dividends at an annual rate of 3%, payable on a monthly basis and a monthly consulting fee of $6,000 until redemption. Dividends of $10,500 were declared and paid for the year ended March 31, 2002 and dividends of $18,000 were declared and paid for the years ended March 31, 2001 and 2000.

     Preferred Stock, Series E

     In 1997, the Board of Directors authorized the issuance of up to 1,200 shares of Series E preferred stock at $250 per share. During March 2002, 520 of the outstanding Series E preferred shares were converted into 104,000 common shares. At March 31, 2002 and 2001, 680 and 1,200 shares, respectively, of Series E preferred stock were outstanding. The Series E preferred stock has a stated value of $250 per share, has the same voting rights as the common shares, and is redeemable at the Company's option. The redemption price shall equal the stated value plus any unpaid dividends. The Series E preferred stock shall have a preference in liquidation over the common stock of the Company but shall be subject to the preference in liquidation of the Series C preferred stock. The Series E preferred stock entitles the holder to receive, on a cumulative basis, dividends at an annual rate of $45 per share, payable on a monthly basis. Dividends of $54,000 were declared and paid for the years ended March 31, 2002, 2001 and 2000.

     Preferred Stock, Series F

     In 1998, the Board of Directors authorized the issuance of up to 1,250 shares of Series F preferred stock at $100 per share. During March 2002, 200 of the outstanding Series F preferred shares were converted to 16,000 shares of the Company's common stock. At March 31, 2002 and 2001, 1,050 and 1,250 shares, respectively, of Series F preferred stock were outstanding. The Series F preferred stock has a stated value of $100 per share, has the same voting rights as the common shares, and is redeemable at the Company's option. The redemption price shall equal the stated value plus any unpaid dividends. The Series F preferred stock shall have a preference in liquidation over the

     See accompanying independent auditors' reports.

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    YEARS ENDED MARCH 31, 2002, 2001 AND 2001

(8)  Preferred Stock (Continued)

     common stock of the Company but shall be subject to the preference in liquidation of the Series C and E preferred stock. The Series F preferred stock entitles the holder to receive, on a cumulative basis, dividends at an annual rate of $14 per share, payable on a monthly basis. Dividends of $17,500 were declared and paid for the years ended March 31, 2002, 2001 and 2000.

     Preferred Stock, Series G

     In 1999, the Board of Directors authorized the issuance of up to 2,000 shares of Series G preferred stock at $100 per share. At March 31, 2002 and 2001, 2,000 shares of Series G preferred stock were outstanding. The Series G preferred stock has a stated value of $100 per share, has the same voting rights as the common stock, and is redeemable at the Company's option. The redemption price shall equal the stated value plus any unpaid dividends. The Series G preferred stock shall have a preference in liquidation over the common stock of the Company but shall be subject to the preference in liquidation of the Series C, E and F preferred stock. The Series G preferred stock entitles the holder to receive, on a cumulative basis, dividends at an annual rate of $24 per share, payable on a monthly basis. Dividends of $50,000 were declared and paid for the years ended March 31, 2002, 2001 and 2000.

     Preferred Stock, Series I

     In 1999, the Board of Directors authorized the issuance of up to 550 shares of Series I preferred stock at $100 per share. During March 2002, 425 shares of Series I preferred stock were converted into 34,000 shares of common stock. At March 31, 2002 and 2001, 125 and 550 shares, respectively, of Series I preferred stock were outstanding. The Series I preferred stock has a stated value of $100 per share, has the same voting rights as the common shares, and is redeemable at the Company's option. The redemption price shall equal the stated value plus any unpaid dividends. The Series I preferred stock shall have a preference in liquidation over the common stock of the Company but shall be subject to the preference in liquidation of the Series C, E, F and G preferred stock. The Series I preferred stock entitles the holder to receive, on a cumulative basis, dividends at an annual rate of $15 per share, payable on a monthly basis. Dividends of $8,250 were declared and paid for the years ended March 31, 2002, 2001 and 2000.

     Preferred Stock, Series K

     In 1999, the Board of Directors authorized the issuance of up to 1,000 shares of Series K preferred stock at $120 per share. During March 2002, all 1,000 shares of Series K preferred stock were converted into 96,000 shares of the Company's common stock. At March 31, 2001, 1,000 shares

     See accompanying independent auditors' reports.

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    YEARS ENDED MARCH 31, 2002, 2001 AND 2001

(8)  Preferred Stock (Continued):

     of Series K preferred stock were outstanding. The Series K preferred stock was non-voting and redeemable at the Company's option at the issuance price plus any unpaid dividends and had a preference in liquidation over the common stock of the Company, subject to the preference in liquidation of the Series C, D, E, F, G and I preferred stock. The Series K preferred stock entitled the holder to receive, on a cumulative basis, dividends at an annual rate of 5%, payable on a monthly basis. The Company declared and paid dividends of $6,000 for the years ended March 31, 2002 and 2000, but was not obligated to pay dividends for Series K preferred stock in 2001 because the preferred shareholders waived the obligation.

     Preferred Stock, Series L

     In 1999, the Board of Directors authorized the issuance of up to 1,000 shares of Series L preferred stock at $1,000 per share. During fiscal 2002, 55 shares of Series L Preferred stock were converted into 44,000 shares of the Company's common stock. Also during fiscal 2002, the Company sold 300 shares of Series L preferred stock for $300,000 and redeemed 126 shares for $125,500. During fiscal 2001, the Company sold 521 shares of Series L preferred stock for $521,000, and, subsequent to their issuance, redeemed 6 shares of Series L preferred stock for $6,000. Additionally, 54 shares were redeemed in connection with an agreement with a former stockholder at $0 redemption price in connection with a write-off of a note receivable and 237 shares were issued in connection with the conversion of a $236,500 note payable. During fiscal 2000, the Company sold 241 shares of Series L preferred stock for $241,000 and subsequent to their issuance, redeemed 58 shares of Series L preferred stock for $58,000. At March 31, 2002 and 2001, 1,000 and 881 shares, respectively, of Series L preferred stock were outstanding. The Series L preferred stock has a stated value of $1,000 per share, has the same voting rights as the common shares, and is redeemable at the Company's option. The redemption price shall equal the stated value plus any unpaid dividends. The Series L preferred stock shall have a preference in liquidation over the common stock of the Company but shall be subject to the preference in liquidation of the Series C, E, F, G and I preferred stock. The Series L preferred stock entitles the holder to receive, on a cumulative basis, dividends at an annual rate of $12 per share, payable on a monthly basis. Dividends of $24,600 and $6,600 were declared and paid for the years ended March 31, 2002 and 2001, respectively. Dividends of $22,850 were declared and $4,600 was paid for the year ended March 31, 2000.

     See accompanying independent auditors' reports

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    YEARS ENDED MARCH 31, 2002, 2001 AND 2001

(8)  Preferred Stock (Continued):

(9)  Common Stock:

     In March 2002, concurrent with the acquisition between OWHC and OWE, a stock split of 140 to one occurred. This transaction has been reflected for all periods presented.

     During the year ended March 31, 2002, the Company redeemed 40 shares (5,600 post split) of common stock for $10,000.

     In April 2000, the Company sold 860 shares (120,400 shares post split) of common stock for $215,000.

     During March 2000, the Company sold 480 shares (67,200 post split) of common stock for $120,000 ($250 per share pre-split). However, the shares were not issued until subsequent to March 31, 2000. As the cash was received prior to year-end, the Company has included these sales of common stock as outstanding in the accompanying statement of stockholders' equity (deficiency) at March 31, 2000.

(10) Class B Common Stock:

     In connection with the transaction between OWHC and OWE, the Company issued in March 2002 250,400 shares of Class B common stock to the holders of OWE common stock in a ratio of 1 to 8, of which 40,304 shares were then converted into the same number of common shares.

(11) Mortgage Loan Servicing:

     Mortgage loans serviced by the Company amounting to approximately $3.5 million and $5.0 million at March 31, 2002 and 2001, respectively, are not included in the accompanying balance sheets. Funds held in trust on behalf of the owners of such serviced loans are also not reflected in the accompanying balance sheets. The Company subcontracts its servicing through a third party sub-servicer. Either party may cancel the contract with 120 days written notice. Loan sub-servicing fees are based on a fixed monthly fee per outstanding loan being serviced.

(12) Provision For Income Taxes:

     The income tax provision for the years ended March 31, 2002, 2001 and 2000 differed from the amounts computed by applying the U.S. Federal tax rate of 34 percent to the loss from operations before benefit for income taxes as a result of the following:

     See accompanying independent auditors' reports

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    YEARS ENDED MARCH 31, 2002, 2001 AND 2001

                                                                  Years ended March 31,
                                                           --------------------------------
                                                             2002        2001        2000
                                                           --------   ---------   ---------
     Computed "expected" tax benefit                       $(96,000)  $(206,000)  $(308,801)
     Increase (decrease) in income taxes resulting from:
        Non-deductible expenses                              16,000      31,000      17,681
        State taxes, net of Federal benefit                 (17,000)    (29,000)    (24,537)
        Increase in valuation allowance                      98,600     223,629     559,371
        Other                                                    --     (19,629)         --
                                                           --------   ---------   ---------
                                                           $  1,600   $      --   $ 243,714
                                                           ========   =========   =========

     The tax effect of temporary differences that give rise to significant portions of deferred tax assets and liabilities at March 31, 2002 and 2001, are as follows:

                                                 March 31,
                                           --------------------
                                              2002       2001
                                           ---------   --------
     Deferred tax assets:
        Net operating loss carryforwards   $ 863,000   $828,000
        Accrued vacation                      34,700         --
        Less valuation allowance             776,400    783,000
                                           ---------   --------
           Deferred tax assets               121,300     45,000
     Deferred tax liabilities - other       (121,300)   (45,000)
                                           ---------   --------
           Net deferred tax asset          $      --   $     --
                                           =========   ========

     The net change in the total valuation allowance for the years ended March 31, 2002, 2001 and 2000 was an increase of approximately $97,000, $224,000 and $560,000, respectively.

     At March 31, 2002, the Company has net operating loss carryforwards ("NOLs") of approximately $2,200,000 for Federal income tax reporting purposes and approximately $1,200,000 for state reporting purposes, expiring in various years through 2020.

     See accompanying independent auditors' reports

                         OCEAN WEST HOLDING CORPORATION
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    YEARS ENDED MARCH 31, 2002, 2001 AND 2001

(13) Related Party Transactions:

     During fiscal 2002, the Company redeemed 15 shares of Series L preferred stock for $15,000. The amount was not paid by the end of the year. Therefore, it is showing as amounts due to related party.

     The Company paid consulting fees to the stockholder of its Series D preferred stock. Total consulting fees paid were $72,000 for each of the years ended March 31, 2002, 2001 and 2000, respectively (see Notes 7 and
     8).

     During fiscal 2000, the Company sold property previously held for sale, with a net book value of $345,000 for approximately $369,000. The Company incurred approximately $40,000 in selling costs, resulting in a loss of approximately $16,000, which the Company has recorded in the accompanying statement of operations. In addition, the Company had debt outstanding on the property of approximately $346,000, of which $17,429 was due to the President which was forgiven. The Company recorded the forgiveness of debt as an extraordinary item in the accompanying statement of operations.

(14) Profit Sharing Plan:

     The Company has a 401(k) profit sharing plan covering substantially all of its employees. Any matching or profit sharing contributions are determined annually at the discretion of management and vest at the rate of 20% per year of employment starting the second year. For the 2001 plan year, management elected to make a matching contribution equal to 10% of amounts contributed by an employee to a maximum of $250 per employee. Total matching contributions for the year ended March 31, 2002 totaled $5,758, which will be expensed when paid. No matching or profit sharing contributions were made during the years ended March 31, 2001 and 2000.

     See accompanying independent auditors' reports

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus. Any information or representation which is not included in the Prospectus should not be relied upon and is not authorized by the issuer. The delivery of this Prospectus at any time does not imply that the information in the Prospectus is correct at any time subsequent to its date of issue. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of these securities.

                             5,247,676 Common Shares

                                       and

                             3,000,000 Common Stock
                                Purchase Warrants

                                       of

                         Ocean West Holding Corporation

                            -------------------------
                                TABLE OF CONTENTS
                            -------------------------

                                                                            Page
                                                                            ----
Summary                                                                       4
Risk Factors                                                                  8
Plan of Distribution                                                         18
Use of Proceeds                                                              22
Capitalization                                                               23
Business                                                                     24
Management's Discussion
   and Analysis of Financial
   Condition                                                                 38
Management                                                                   46
Principal and Selling                                                        50
   Shareholders
Securities                                                                   54
Dividends                                                                    58
Liability and Indemnification of Directors                                   59
Available Information                                                        60
Legal Matters                                                                61
Experts                                                                      61
Financial Statements                                                         62



                         ------------------------------
                                   PROSPECTUS
                         ------------------------------

                                 August 12, 2002

     Dealer Prospectus Delivery Obligation

     Until November 11, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.